September 28, 2021

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

PART II of FORM 1-A

REGULATION A OFFERING CIRCULAR

UNDER THE SECURITIES ACT OF 1933

SHARED CAPITAL COOPERATIVE, INC.

A Minnesota Cooperative Corporation

2388 University Ave, Suite 300

St. Paul, Minnesota 55114

612-767-2100

https://sharedcapital.coop/

This Offering Circular relates to the offering (the “Offering”) by Shared Capital Cooperative, Inc., of up to $15,000,000 of Class A Preferred Stock (the “Shares”) and up to $15,000,000 of promissory notes (the “Investment Notes,” collectively with the Shares, the “Securities”), for a total offering of up to $30,000,000, in order to grow its capacity for lending to cooperatives.

Please see the description of the Shares and the terms of the Investment Notes below under the heading “Securities Offered.” This offering will begin promptly after receiving notice of qualification by the Securities and Exchange Commission.

The Securities are to be offered on a best efforts basis. There is no minimum sales amount of the Securities and thus no escrow account will be used. This is a continuous offering, and the end date of the offering will be the earlier of the sale of all Securities or three years from the date of qualification. There is no underwriter of this offering.

Shares:

	Price to the public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share/unit:	$10.00	$0.00	$10.00	$0.00
Total Minimum:	None	$0.00	N/A	$0.00
Total Maximum:	$15,000,000	$0.00	$15,000,000	$0.00

Investment Notes:

	Price to the public	Underwriting discount and commissions	Proceeds to issuer	Proceeds to other persons
Per share/unit: Investment Notes are offered at a purchase price equal to their principal amount (per investor min. $500.00, max. as limited by Regulation A)		$0.00	Proceeds received by the issuer without deduction.	$0.00
Total Minimum:	None	$0.00	N/A	$0.00
Total Maximum:	$15,000,000	$0.00	$15,000,000	$0.00

This Offering Circular uses the Form 1-A Offering Circular format.

Investment in the Securities is speculative and involves significant risk. Please see the risks relating to an investment in the Class A Preferred Stock or the Investment Notes under the heading “Risk Factors.”

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials. These Securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Shared Capital Cooperative may limit this offering or offering amounts in certain states where restrictions may apply to the offering of securities in such state, or where Shared Capital has limited the offering in any particular state for any other reason.

In making an investment decision, all Investors must rely on their own examination of Shared Capital and the terms of the offering, including the merits and risks involved.

The Securities have not been approved or disapproved, or recommended, by the Securities and Exchange Commission or by the securities regulator of any state, nor has any authority passed upon or endorsed the merits of this Offering or the accuracy or adequacy of this Offering Circular. Any representation to the contrary is a criminal offense.

These Securities are subject to restrictions on transferability and resale and may not be transferred or resold except as permitted under the Securities Act of 1933, as amended, and applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they will likely have to hold their Class A Preferred Stock indefinitely, and that they will likely have to hold their Investment Note for its full term.

This Offering Circular contains all of the representations by Shared Capital concerning this Offering, and no person shall make different or broader statements than those contained herein. Investors are cautioned not to rely on any information not expressly set forth in this Offering Circular.

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SUMMARY

Shared Capital Cooperative is a community development lender that provides financing and technical assistance to cooperative small businesses and housing projects throughout the United States. Shared Capital is certified as a Community Development Financial Institution (“CDFI”) by the U.S. Department of Treasury’s CDFI Fund. Shared Capital is organized as a cooperative corporation under Minnesota law; our members are primarily the cooperatives who borrow funds. Shared Capital’s mission is to build a just, equitable, and democratic economy by financing cooperative enterprises.

In order to increase our capacity to achieve our mission, we are offering both Class A Preferred Stock and promissory notes. The Class A Preferred Stock (the “Shares”) are offered at $10.00 per share and will receive a dividend at the discretion of Shared Capital’s board of directors (the “Board”). Dividends are not cumulative. Dividends can be no greater than 8% of the purchase price of the Shares; the Board has adopted a target of issuing dividends of 3-6%. Class A Preferred Stock has no voting rights, and the Shares do not appreciate in value.

The promissory notes (the “Investment Notes”) are offered with a choice of three terms: the Investor may choose a term of 3 years, 5 years, or 10 years. The interest rate varies according to the selected term. In general, all principal and interest will be paid on maturity, but if an Investor invests at least $25,000 in an Investment Note, Shared Capital will pay the interest annually, if the Investor so chooses. The Investment Notes will automatically renew for an additional term of 3 years or 5 years, as applicable, unless the Investor notifies us that they would not like to renew their Investment Note.

The Investment Notes are unsecured and subordinate to other debt owed by Shared Capital, including existing debt and debt Shared Capital may take on in the future.

In this Offering Circular, a person who invests in either the Class A Preferred Stock or an Investment Note is referred to as an “Investor.” For a full description of the Class A Preferred Stock and the Investment Notes, please see “Securities Offered.”

Summary of Financial Information

Shared Capital is a CDFI lender with healthy financials and a steadily growing loan portfolio. Shared Capital’s annual revenue has more than doubled over the past five years, while our operating expenses have increased by less than 50% over that same period, resulting in higher operating margins that have increased our organizations capacity. With assets of $20 million, and growing, we expect to continue to be able to expand our lending to cooperatives and the impact of our work in communities.

RISK FACTORS

Generally

EACH INVESTOR IS AWARE THAT AN INVESTMENT IN THE COOPERATIVE IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF THE ENTIRE INVESTMENT, AND SUCH INVESTOR HAS CAREFULLY READ AND CONSIDERED THE FOLLOWING RISK FACTORS AND ALL MATTERS SPECIFIED IN THESE SUBSCRIPTION DOCUMENTS IN DETERMINING WHETHER OR NOT TO INVEST IN THE COOPERATIVE AS SPECIFIED HEREIN. EACH INVESTOR UNDERSTANDS THAT THE FOLLOWING FACTORS ARE NOT AN ALL-INCLUSIVE LIST OF POSSIBLE RISKS INHERENT IN THE OFFERING.

Risks Related to the Business of the Cooperative

The Cooperative’s Compliance With Government Rules and Regulations Could Affect Its Business

The Cooperative must comply with applicable local, state, and federal rules, laws and regulations. The Cooperative believes that it does comply with the rules and regulations required of it. However, if the Cooperative operates in breach of the law, it may be subject to penalties that could impede its ability to continue doing business, or it may be subject to lawsuits. If it fails to comply with the law, the Cooperative may have to stop operating, which would cause Investors to lose their investment.

CDFI Certification and Key Relationship Risk

The Cooperative is certified as a Community Development Financial Institution (CDFI) by the United States Department of Treasury’s CDFI Fund. Certification as a CDFI provides eligibility to apply for grants, loans and equity investments through the CDFI Fund. In addition, compliance with certification as a CDFI is a requirement of many of the Cooperative’s current and potential funders and investors. To be a certified CDFI, the Cooperative must maintain an appropriate business model and structure and maintain a certain level of business activities that serve target markets of the CDFI Fund. The Cooperative has been certified since 1998 and expects to maintain certification over the coming years. However, any failure to maintain compliance with certification requirements, or any decision by the Cooperative to no longer seek certification, could result in significant and adverse business impacts through requirements to repay certain current grants, equity investments or loans, and the loss of access to future grants, loans and investments from government and private sources.

Risk to the Cooperative Due to Borrower Risk

The Cooperative’s financial health depends upon the successful repayment of loans made to its member-borrowers. Economic factors that negatively affect one or more of the Cooperative’s borrowers could result in financial difficulties for the Cooperative. As a specialized lender to cooperative businesses and housing, the Cooperative at times may have significant exposure to certain types of business. To mitigate this risk, the Cooperative limits its lending to any single borrower to no more than 10% of the Cooperative’s assets and typically less than 5%. The Cooperative also seeks to maintain a diversified portfolio of housing, commercial real estate, and small business loans across different sectors and geographic areas so that changes in specific sectors or regions do not pose unnecessary risk.

Loans issued by the Cooperative are generally secured with the borrower's assets. However, assets such as equipment, leasehold improvements, inventory and accounts receivable may carry limited resale value or may be challenging to liquidate in the event of default. Some loans are secured with mortgages on real estate, but declining values in real estate markets could result in a reduction in the collateral coverage of the Cooperative’s loans. These factors could increase the risk of losses in the event of default by a borrower. Furthermore, because some of the loans issued by the Cooperative are subordinate to senior lenders, in the event of default or foreclosure, collateral values may not be adequate to cover all debt and could result in losses to the Cooperative.

The Cooperative files appropriate liens and mortgages, but the value of collateral may fall short of the amount due on the loan in the event of default. The Cooperative seeks to mitigate borrower risk through regular monitoring of borrowers’ financial condition and proactive outreach to borrowers that may be experiencing financial challenges. The Cooperative also maintains loan loss reserves to mitigate losses should borrowers default on their loans but such reserves may not be adequate to cover all debt owed to the Cooperative.

The Cooperative Could Be Subject To Unanticipated Regulations

There may be existing regulations that management is not aware of, and new regulations affecting the Cooperative’s business or services could be adopted in the future. Any such regulations could be costly or impossible for the Cooperative to comply with. Furthermore, the adoption or modification of laws or regulations relating to lending or other areas of the Cooperative’s business could limit or otherwise adversely affect the manner in which it currently conducts its business. In addition, the continued growth and development of CDFIs and other lenders could lead to more stringent lending or licensing laws, which could impose additional burdens on the Cooperative. If the Cooperative is required to comply with new regulations or legislation or new interpretations of existing regulations or legislation, this compliance could cause the Cooperative to incur additional expenses or alter its business model.

Dependence On Key Personnel

Much of the Cooperative’s success depends on the skills, experience, and performance of its key persons. The Cooperative has developed a succession plan detailing how to replace key persons in the case of death, disability or sudden departure but cannot eliminate all risk of business disruption. The Cooperative’s success also depends on the Cooperative’s ability to recruit, train, and retain qualified personnel. The loss of the services of any of the members of senior management, other key personnel, or the Cooperative’s inability to recruit, train, and retain senior management or key personnel may have a material adverse effect on the Cooperative’s business, operating results, and financial condition.

Revisions To Use Of Proceeds

It is possible that the use of the proceeds will be revised by management or that adequate funds will not be raised by the Cooperative. Management will have significant flexibility in applying the net proceeds of this offering within the scope of the business of the Cooperative. The failure of management to apply such funds effectively could have a material adverse effect on the Cooperative’s business, prospects, financial condition, and results of operations.

Control Of The Cooperative

Control of the Cooperative and all of its operations is the responsibility of the members holding Voting Stock of the Cooperative and the Cooperative’s Board and will remain with them. Investors must rely upon the judgment and skills of the board in directing the operations of the Cooperative.

Tax Treatment as a Cooperative

The Cooperative is taxed as a cooperative under Subchapter T of the Internal Revenue Code. Under Subchapter T, a cooperative is not taxed on amounts of patronage-sourced income withheld from its members in the form of qualified per-unit retains, on amounts distributed to its members in the form of qualified written notices of allocation, or on money or other property distributed to its members as “patronage dividends” as defined by Subchapter T. Instead, such amounts are taxed directly to the members. Revenue attributable to non-patronage sourced income and non-qualified distributions made to members, however, are taxed at the cooperative level.

The Internal Revenue Service, from time to time, challenges the tax status of cooperatives, asserting that the challenged entity is not operating on a cooperative basis or that some or all of the entity’s income does not arise from a “patronage” transaction. These challenges can be based on a variety of factors, including the nature of the cooperative’s business, its interaction with its members and the portion of its business done for or with its members. The Cooperative does not always subtract patronage distributions from its taxable income. If it were to do so, however, and if it were then determined that the Cooperative is not a “cooperative” for the purposes of the Internal Revenue Code, those deductions would have to be reversed, with a negative tax consequence to the Cooperative. However, because the Cooperative holds substantial tax loss carry forwards, it does not anticipate issues with federal tax obligations on its income for many years.

Potential For New Or Existing Services Could Be Eroded By Competition

Any continued future success that the Cooperative might enjoy will depend upon many factors, including factors beyond the control of the Cooperative, which cannot be predicted at this time. These factors may include, but are not limited to: changes in or increased levels of competition in the Cooperative’s lending activities and in raising capital for deployment through the Cooperative’s lending activities, including the entry of additional competitors and increased success by existing competitors; changes in general economic conditions; and reduced margins caused by competitive pressures. These conditions could have a material adverse effect upon the Cooperative’s business, operating results, and financial condition.

If the Cooperative Fails To Promote And Maintain Its Brand In The Market, The Cooperative’s Business, Operating Results, Financial Condition, And Its Ability To Attract Customers Could Be Materially Adversely Affected.

The Cooperative’s success depends on its ability to maintain and expand brand awareness for its service and financial product offerings. This may require capital to allow the Cooperative to market its products and services and to expand brand recognition and maintain customer loyalty. The Cooperative can offer no assurances that it will be successful in maintaining its competitive edge or in establishing new awareness of the Cooperative’s brand, which allows the Cooperative to effectively compete in this market. The importance of brand recognition will continue to increase because low barriers of entry to the financial product and services industry may result in an increased number of direct competitors. To promote the Cooperative’s brand, the Cooperative may be required to continue to increase its financial commitment to creating and maintaining brand awareness. The Cooperative may not generate a corresponding increase in revenue to justify these costs.

Tax Risks

No representation or warranty of any kind is made by the Cooperative, the officers, directors, counsel to the Cooperative, or any other professional advisors thereto with respect to any tax consequences of any investment in the Cooperative. EACH PROSPECTIVE INVESTOR SHOULD SEEK THE INVESTOR’S OWN TAX ADVICE CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE ORGANIZATION.

Federal Income Tax Consequences

The Cooperative has not sought or received any opinion of counsel or ruling from the Internal Revenue Service with respect to the income tax consequences of this offering. Potential Investors should consult their tax advisors regarding specific questions as to federal, state, or local taxes.

Risks Related to Investment in the Notes

The Investment Notes Do Not Have Protective Provisions Such As The Use of Sinking Funds

The Investment Notes do not include provisions such as: a sinking fund provision whereby all or a reasonable portion of the issue is to be retired in installments prior to maturity, a negative pledge or equal protection clause restricting the creation of liens on the property of the issuer, or a restriction on the creation of other funded debt.

The Investment Notes Are Not Issued Under a Trust Indenture

The Investment Notes are not being issued under a trust indenture and there is no bank or trust acting as a trustee.

Additional Senior Debt

The Investment Notes are unsecured and subordinated to all other debt except for loans issued to members holding Voting Stock of the Cooperative. Notes issued to members of the Cooperative are subordinated to all debt issued to non-members of the Cooperative. The Cooperative currently has notes senior to the Investment Notes offered here and may later obtain additional loans that are senior to the Investment Notes offered here, and thus there is a chance that the Investor may lose their investment or be delayed in repayment because, among other reasons, the Cooperative may be required to pay back senior debt before paying back the Investment Notes.

Risks Related to Investment in the Shares

Issuance of Dividends Is Not Guaranteed

The decision whether to pay dividends on the Shares is entirely at the discretion of the Board of the Cooperative. The Board will consider a number of factors when making a decision to pay dividends, including the financial condition and performance of the Cooperative. The Cooperative’s goal is to pay dividends ranging from 3% per annum to 6% per annum. However, prospective investors must recognize that in any given year the Board may decide not to declare a dividend on the Class A Preferred Stock, or to declare a dividend that is lower than past dividends.

The financial performance and condition of the Cooperative will impact its ability to pay dividends and to repay its equity holders over time. While the Cooperative has operated profitably in many years during its history, it has also experienced years in which it has not operated profitably. Therefore, there can be no assurance that it will be profitable, or able to pay dividends on shares, in the future.

Dividends Will Not Be Cumulative

Dividends on the Shares are not cumulative, meaning that if a dividend is not paid in any given year, a dividend will not accrue and the Cooperative will not be under any obligation to pay a dividend in future years.

Lack of Liquidity of Shares

Investors must acquire the Shares for investment purposes only without any intention of distribution or resale. There is no public market for the Shares. Moreover, the Shares are not freely transferable, and are only transferable or redeemable at the election of the Board. While investors cannot be assured of immediate liquidity with respect to the Shares, it is the desire of the Cooperative that investors be provided with the opportunity for redemption of the Shares over the coming years. In order to complete any such redemption, it will be necessary for the Cooperative to either obtain the resources from its operations or from future sales of equity securities. Consequently, although the Cooperative will seek to provide investors with the opportunity for liquidity with respect to the investment in the Shares, there can be no assurance that the Cooperative will have the resources for that purpose at any particular time.

The Shares Have No Voting Rights

The Shares are nonvoting stock. As a Minnesota cooperative, the Cooperative is governed by its members who hold Voting Stock and 100% voting control over governance matters including the election of the Board. While the Board seeks to consider and represent the interests of all investors, holders of the Shares who are not members or who are not eligible for membership in the Cooperative will not be able to cast votes representing their own interests in matters submitted to a vote of the Cooperative’s members, including election of members of the Board.

Fixed, Arbitrary Offering Price

The offering price for the Shares is fixed and arbitrary, representing the par value of the Shares as established in the Cooperative’s Amended and Restated Articles of Incorporation. The Cooperative has not conducted and does not conduct any valuation of its Shares. The share price bears no relationship to established value criteria such as net tangible assets or a multiple of earnings per share, and should not be considered an indication of the actual value of the Cooperative.

Risks Related Generally to an Investment in the Cooperative and the Securities Offered

Risks to the Cooperative’s Liquidity

Nearly all of the Cooperative’s outstanding Investment Notes are term loans with scheduled maturity dates, as are the Investment Notes offered here. Historically, renewal rates have been extremely high, and the Cooperative generally anticipates that a significant percentage of maturing Investment Notes will renew each year. However, external economic factors or organizational performance could lead to higher than expected withdrawals and redemptions of Investment Notes in the future. If a large number of holders of Investment Notes were to be withdrawn at maturity, this could result in a significant reduction in the Cooperative’s liquidity, greatly hinder the Cooperative’s ability to issue new loans, or even cause the Cooperative to be unable to meet its current obligations. The Cooperative seeks to mitigate this risk in part through its liquidity policy to maintain adequate cash reserves and by closely monitoring projected cash flow from its borrowing and lending activities.

Interest Rate Risk and Impact on Cooperative Margins

The Cooperative earns profits on the margin between the rates at which it raises and re-lends capital. Changes in the prevailing interest rates can have an impact on the Cooperative’s business model and financial performance. Significant reductions in prevailing interest rates in commercial and real estate lending could have an impact on the Cooperative’s bottom line. The Cooperative takes steps to manage margins by containing the cost of capital and charging adequate interest rates to borrowers. However, because the Investment Notes are issued at a fixed interest rate, the Cooperative would not be able to readily reduce the interest it pays on outstanding Investment Notes to offset the lost income.

Regulatory Risk

The Cooperative operates as a non-bank financial institution, meaning it is not regulated as a bank or credit union. A change in the regulatory framework for non-bank community development financial institutions like the Cooperative could have a significant impact on the Cooperative’s ability to raise capital and make loans. Because returns paid to investors and rates on loans issued to borrowers are already within the ranges of those issued by regulated financial institutions, it is not anticipated these items would be affected by regulatory changes. However, the costs associated with becoming more regulated could be significant and prohibitive for an institution of the Cooperative’s size. Furthermore, the added reporting and compliance activities that would likely be required under such a regulation could significantly increase the cost of doing business for the Cooperative. At the same time, failure to comply with a new regulatory framework could result in more limited access to capital from both government and private sources or reduce or eliminate its ability to make loans to cooperatives.

Transfer Restrictions and Reporting Obligations

The Offering of the Investment Notes and Shares is made pursuant to the qualification of the Offering under Regulation A of the Securities Act of 1933 (“the Securities Act”) and other applicable state securities laws or regulations of other appropriate jurisdictions. An investment in the Cooperative should be considered only as a long-term investment due to transfer restrictions imposed by federal and state regulations. IT IS UNLAWFUL TO CONSUMMATE A SALE OR TRANSFER OF THIS SECURITY, OR ANY INTEREST THEREIN, OR TO RECEIVE ANY CONSIDERATION THEREFOR, WITHOUT THE PRIOR WRITTEN CONSENT OF THE APPLICABLE SECURITIES REGULATORS, EXCEPT AS PERMITTED. Pursuant to Regulation A, the Cooperative has periodic and current reporting obligations pursuant to Securities Act Rule 257(b) following qualification of the Tier 2 Offering Statement.

Right To Terminate Offering

The Cooperative has the right to terminate this offering of Securities at any time, regardless of the number of Securities that have sold.

No Assurance Of Return of Principal Or Guarantee Of Return on Investment

No assurance can be given that an Investor will realize a substantial return on investment, or any return at all, or that an Investor will not lose a substantial portion or all of the investment. If the Cooperative should file for bankruptcy protection, or if a petition for bankruptcy is filed by creditors against the Cooperative, Investor funds may become part of the bankruptcy estate and administered according to the bankruptcy laws. For this reason, each prospective Investor should carefully read this memorandum and all exhibits attached hereto and should consult with an attorney, accountant, and/or business advisor prior to making any investment decision.

No Warranty Of Projections Or Assumptions

Projections concerning the business or financial affairs of the Cooperative that may be provided to prospective Investors, including without limitation those set forth in this Offering Circular and its exhibits, are for illustrative purposes only. Any projections are based upon assumptions that the management of the Cooperative believes to be reasonable. However, there can be no assurance that actual events will correspond to the assumptions, and the projections should be viewed merely as financial possibilities based on the assumptions stated and not as a prediction or guarantee of future performance. The assumptions upon which these projections are based should be carefully reviewed by each prospective Investor. Projections or conclusions regarding the financial condition of the Cooperative, including projections regarding the profitability of the Cooperative, may be substantially adversely affected by variances from the assumptions made by the Cooperative.

The Offering Will Be Conducted On A Best Efforts Basis, But There Can Be No Assurance That The Cooperative Can Raise The Capital It Needs

The Shares and Notes are being offered by the Cooperative on a “best efforts basis,” without the benefit of a placement agent. The Cooperative can provide no assurance that this Offering will raise the maximum amount of the offering, or even raise sufficient capital for the Cooperative’s lending activities. The Cooperative may be unable to secure additional equity investments or loans at the level shown in its projections or at all. If less than the maximum proceeds are available, the Cooperative’s business plans and prospects for the current fiscal year could be adversely affected or may need to be revised accordingly.

In addition to the capital to be raised through this offering, the Cooperative relies on raising grants and contributions to support its annual operations and programs. Some grant funds and donations will have restrictions on how money can be spent. If the Cooperative is not able to secure grant funding at the levels projected, the Cooperative may fail to meet its operating budget or may have fewer reserves to absorb any loan losses. This could affect the Cooperative’s ability to issue dividends on or redeem Shares, to pay the interest on Notes or repay the principal when due on the Notes.

The Cooperative May Require Additional Funds

The Cooperative currently anticipates that the net proceeds of this Offering will be sufficient to meet its anticipated needs for capital expansion during the offering period. However, the Cooperative may need to raise additional funds in order to fund more rapid expansion or to respond to capital needs, particularly if less than the maximum Offering is raised by the Cooperative. There can be no assurance that additional financing will be available on terms favorable to the Cooperative, or at all. If adequate funds are not available or are not available on acceptable terms, the Cooperative’s ability to fund its expansion, take advantage of expansion opportunities, develop or enhance products and services, or respond to capital needs would be significantly limited. Such limitation may have a material adverse effect on the Cooperative’s business, operating results, and financial condition.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offering Circular contains forward-looking statements. From time to time, additional written forward looking statements may be made by the Cooperative. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act and may include projections of revenues, income or loss, capital expenditures, business relationships, financings, proposed financings or investments by third parties, product development, plans for future operations, and plans relating to products of the Cooperative, as well as assumptions relating to the foregoing. Such statements are based upon management’s current expectations, beliefs, and assumptions about future events, are other than statements of historical fact, and involve a number of risks and uncertainties.

The words “believe,” “may,” “will,” “could,” “would,” “plan,” “expect,” “intend,” “anticipate,” “estimate,” “project” or the negative or plural of these words or similar expressions identify forward-looking statements, which speak only as of the date the statement was made, but are not the exclusive means of identifying such statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Statements in this Offering Circular -- including those contained in the Section entitled “Risk Factors” -- describe factors, among others, that could contribute to or cause such differences. In light of these risks, uncertainties and assumptions, the forward-looking events and circumstances discussed in this Offering Circular may not occur, and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements.

You should not rely upon forward-looking statements as predictions of future events. Except as required by law, neither the Cooperative nor any other person assumes responsibility for the accuracy and completeness of the forward-looking statements. The Cooperative undertakes no obligation to update publicly any forward-looking statements for any reason after the date of this Offering Circular to conform these statements to actual results or to changes in its expectations.

You should read this Offering Circular, and the documents that the Cooperative references in this Offering Circular and has filed with the Securities and Exchange Commission as exhibits to the Form 1-A of which this Offering Circular is a part, with the understanding that the Cooperative’s actual future results, levels of activity, performance, and events and circumstances may be materially different from what the Cooperative expects.

DILUTION

The Cooperative’s shares of Class A Preferred Stock have only been sold at their par value of $10 per share to all shareholders, and the Shares will be offered at the same price to the public for the duration of the present offering. No officer, director, employee, or any other person involved in the offering has purchased any share of Class A Preferred Stock at any price other than $10 per share, and no such person has any right to purchase any Class A Preferred Stock at any price other than $10 per share.

PLAN OF DISTRIBUTION

How to Invest

Before subscribing to invest, a potential Investor should read this Offering Circular, in particular the information under the heading “RISK FACTORS.”

To invest, go to SharedCapital.coop/Invest, click on the INVEST button, and follow the instructions. If you require investment materials on paper, please contact Shared Capital at invest@sharedcapital.coop or 612-767-2100.

Limitations on Amount Investors Can Invest

Generally, any individual 18 years of age or older and any organization may invest in this Offering. However, if one is not an “accredited investor,” as further defined below, the amount one can invest is limited by law.

In order to purchase the Shares or the Investment Notes, and prior to the acceptance of any funds from an Investor, each Investor will be required, in the Subscription Agreement, to represent that the Investor is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

Under federal regulations (17 CFR §230.501), the term “accredited investor” includes:

●	An individual who has an individual net worth, or joint net worth with the person’s spouse or spousal equivalent, that exceeds $1 million at the time of the purchase, excluding the value of the person’s primary residence;
●	An individual with income exceeding $200,000 in each of the two most recent years or joint income with a spouse or spousal equivalent exceeding $300,000 for those years and a reasonable expectation of reaching the same income level in the current year;
●	An individual who holds a Series 7, 65, or 82 securities license issued by FINRA;
●	A registered broker dealer;
●	A registered investment advisor;
●	Any entity in which all of the equity owners are accredited investors;
●	Any legal entity not formed for the specific purpose of acquiring the securities offered, with total assets exceeding $5 million (requirements for who makes the investment decisions apply in certain cases);
●	An employee benefit plan, within the meaning of the Employee Retirement Income Security Act, if a bank, insurance company, or registered investment adviser makes the investment decisions or if the plan has total assets in excess of $5 million or, if the plan is self-directed, if investment decisions are made solely by persons who are accredited investors;
●	A bank, savings and loan association, insurance company, registered investment company, business development company, or small business investment company; and
●	A director or executive officer of Shared Capital.

“Spousal equivalent” means a cohabitant occupying a relationship generally equivalent to that of a spouse.

If an Investor falls within any of those categories, then that Investor may invest any amount of their choosing. If an Investor does not fall within the meaning of “accredited investor,” then the most they may invest in this offering is the greater of:

●	10% of the Investor’s annual income; or
●	10% of the greater of the Investor’s annual revenue or net assets at fiscal year-end.

NOTE: Net worth is defined as the difference between total assets and total liabilities. This calculation must exclude the value of one’s primary residence and may exclude any indebtedness secured by one’s primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Securities.

This offering is not available in all states, provinces, or countries. Shared Capital may limit this offering or offering amounts in certain states where restrictions may apply to the offering of securities in such state, or where Shared Capital has limited the offering in any particular state for any other reason.

Acceptance of Subscriptions

Upon the Cooperative’s acceptance of a Subscription Agreement, the Cooperative will countersign the Subscription Agreement and issue the Shares or Notes subscribed. Shares subscribers will receive the executed Subscription Agreement. No certificate is issued for Shares. Notes subscribers will receive the executed Subscription Agreement along with a Promissory Note. Once the Investor submits the Subscription Agreement and it is accepted, the Investor may not revoke or change the subscription or request repayment of subscription funds. All accepted Subscription Agreements are irrevocable.

Right to Reject Subscriptions

Shared Capital reserves the right to reject any prospective investor’s subscription in whole or in part for any reason. If the Offering terminates, or if any prospective investor’s subscription is rejected, all funds received from such Investor will be returned without interest or deduction.

Duration of Offering

The Offering will commence promptly upon qualification of this Offering Statement by the Securities and Exchange Commission and will close upon the earlier of (1) the receipt of proceeds of this Offering totaling $30,000,000; (2) within three years after qualification as the continuous offering is designed to be sold within two years but may be sold up to three years after qualification, or (3) at such date prior to two years from qualification as may be determined by Shared Capital.

The Offering may be terminated at the Cooperative’s election at any time. There is no minimum raise required.

The term of the Notes will start upon receipt of good funds and a signed Subscription Agreement.

At the same time the Cooperative is raising funds from this Offering, it may seek other additional sources of funding, including other loans, equity investments and grants.

No Minimum, No Escrow

There is no minimum offering amount that must be subscribed before a subscription becomes binding and the funds are released to Shared Capital; therefore, there is no arrangement to return funds to subscribers if a minimum subscription amount is not reached.

Best Efforts

The Shares and Notes are being offered directly by the Cooperative on a “best efforts” basis, without an underwriter or broker dealer. Best efforts means the executive officers and directors of the Cooperative will use their commercially reasonable best efforts in an attempt to sell the Shares and Notes. No executive officer or director will receive any commission or any other remuneration for these sales. In offering the Shares and Notes on behalf of the Cooperative, the executive officers and directors will rely on the safe harbor from broker-dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934.

The Shares and Notes will not be listed on any national securities exchange or on the over-the-counter inter-dealer quotation system. There is no market for the Shares and Notes, and the Shares and Notes generally may not be sold, transferred, assigned, pledged, or disposed of, in whole or in part, without the prior written consent of the Cooperative.

Advertising, Sales, and other Promotional Materials

The Cooperative is offering these Securities directly to the public at the following website: www.sharedcapital.coop/invest.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, the Cooperative expects to use additional advertising, sales, and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Cooperative. Although these materials will not contain information in conflict with the information provided by this Offering Circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Cooperative, or the Securities, and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular, and prospective investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest.

Restrictions

Other Information is not Authorized.

No person has been authorized to give any information or to make any representation with respect to the Cooperative or this Offering except such information as is contained in this Offering Circular. Only information or representations contained herein may be relied upon as having been authorized. The information in this Offering Circular supersedes and replaces in its entirety any information previously distributed to, provided to, or viewed by any Investor.

No Legal, Accounting, Tax, or Investment Advice.

This Offering Circular is intended to provide prospective Investors with information necessary for an informed investment decision. However, nothing contained herein is intended as legal, accounting, tax, or investment advice, and it should not be taken as such. Each Investor must rely on their own examination of the Cooperative and the terms of this Offering, including the merits and risks involved. Prospective investors are not to construe the contents of this Offering Circular (or any prior or subsequent communication from the Cooperative, its affiliates, and their employees, or any professional associated with this offering) as legal, accounting, tax, or investment advice. Each Investor should consult their own personal counsel, accountant, and other advisors as to the legal, accounting, tax, economic, and related matters concerning the investment described herein and its suitability for the Investor. An Investor must be willing, and have the financial capacity to purchase, a high-risk investment which cannot easily be liquidated.

No counsel to the Cooperative has verified or investigated any of the statements or representations made in this Offering Circular or any of its Exhibits. Investors seeking legal advice should retain their own counsel and conduct any due diligence they deem appropriate to verify the accuracy of the representations and information set forth in this offering circular.

Reporting Requirements under Tier 2 of Regulation A.

Following this Tier 2, Regulation A offering, the Cooperative will be required to comply with certain ongoing disclosure requirements under Rule 257 of Regulation A. The Cooperative will be required to file: an annual report with the SEC on Form 1-K; a semiannual report with the SEC on Form 1-SA; current reports with the SEC on Form 1-U; and a notice under cover of Form 1-Z. The necessity to file current reports may be triggered by certain corporate events. Parts I & II of Form 1-Z will be filed by the Cooperative if and when it decides to and is no longer obligated to file and provide annual reports pursuant to the requirements of Regulation A.

Risk of Delivery

The Investor, not the Cooperative, bears the risk of delivery for the Subscription Agreement, payment, and all other documents required for this Offering. The Cooperative prefers that all documents be executed electronically and online, and that all payments be made by Automated Clearing House (“ACH”). If the Investor chooses to deliver documents and payment by mail, the Cooperative recommends the use of insured and registered mail. The Cooperative also recommends allowing for a sufficient number of mailing days to ensure that the Cooperative receives your documents and payments before the applicable expiration date.

Interpretation

All questions as to the validity, form, eligibility, including time of receipt, and acceptance of any subscription will be determined by the Cooperative, in its sole discretion, which determination shall be final and binding. The Cooperative reserves the absolute right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Class A Preferred Shares or Notes pursuant thereto could be deemed unlawful. The Cooperative also reserves the right to waive any defect with regard to any particular subscription. The Cooperative shall not be under any duty to give notification of any defect or irregularity in a subscription, nor shall it incur any liability for failure to give such notification. Investments will not be deemed to have been made until any such defect or irregularity has been cured or waived within such time as the Cooperative shall determine. Investments with defects or irregularities that have not been cured or waived will be returned to the appropriate Investor as soon as possible.

USE OF PROCEEDS

The net cash proceeds from the sale of the Class A Preferred Stock and the issuance of the Investment Notes, after deducting estimated offering expenses, is estimated to be approximately $29,945,000. There is no assurance that any specified amount will be raised from the sale of Shares or the issuance of Investment Notes. The cash proceeds raised in this offering will be used to make loans to or a limited amount of equity investments in the Cooperative’s members in accordance with the terms and conditions of the Cooperative’s loan policies. The Cooperative does not anticipate any material changes to the use of proceeds should the full amount of the securities not be sold. The Cooperative does reserve the right to change the use of proceeds but at this time does not anticipate doing so. No proceeds will be used to compensate or make payments to officers or directors. Proceeds will not be used to discharge existing indebtedness of the Cooperative.

DESCRIPTION OF SHARED CAPITAL’S BUSINESS

Overview

Shared Capital Cooperative is a community development lender that provides financing and assistance to cooperative small businesses and housing throughout the United States. Shared Capital is certified as a Community Development Financial Institution (CDFI) by the U.S. Department of Treasury’s CDFI Fund.

Shared Capital’s mission is to build a just, equitable, and democratic economy by investing in cooperative enterprises. People come together in cooperatives to collectively address challenges and create opportunities. We believe that by supporting the formation and expansion of cooperatives, we help communities build more inclusive and resilient local economies.

Shared Capital finances cooperatives that are creating positive impacts for their members and their communities. We prioritize investments in cooperatives organized by low-income and other economically marginalized communities that have been excluded from access to capital from other sources, including women and communities of color. Over 85% of our investments are made to cooperatives organized by and serving people of color, women, and low-income communities.

Shared Capital’s unique democratic financing model provides accountability to the communities where we work. Shared Capital is a cooperative association owned by nearly 300 cooperatives. The members nominate, elect, and serve on the Board and loan committee and make critical governance decisions, and members can borrow from and invest in Shared Capital. As a cooperative association, profits may be reinvested into the organization or distributed to member-borrowers as a rebate on the interest they paid on their loans during the year.

Organizational Background

Shared Capital has a 40-year track-record of financing cooperatives. Shared Capital was founded in 1978 by a group of cooperatives in Minneapolis-St. Paul who pooled their resources to create a mutual aid, revolving loan fund when they could not access bank financing. Since inception, we have made more than 900 loans to cooperatives totaling over $55 million.

For three decades, we operated as a regional, multi-state organization serving the Upper Midwest under the name Northcountry Cooperative Development Fund. In 2010, in response to unmet demand for financing and assistance from cooperatives in other regions of the US, we expanded our geographic boundaries and began operating nationally. In 2015, we changed our name to Shared Capital Cooperative to reflect the nature and geographic scope of our work.

Management and Governance

Shared Capital is managed by a small team of seven full-time employees with experience in community development finance, commercial lending, and cooperative development, management, and finance. Shared Capital is governed by an eleven-member, volunteer Board. Directors are nominated and elected to three-year terms by the membership through competitive annual elections, and officers are elected annually by the Board. Directors bring expertise with cooperative businesses and housing, finance, law, management, community development, cooperative development, lending, and CDFIs.

Shared Capital is committed to having a diverse staff and board, in terms of race, gender, age, and experience. Currently, the staff is 29% people of color and 57% women. The Board is 45% people of color and 64% women and non-binary individuals. The officers of the Board are 50% people of color and 50% women.

Business Activities

Shared Capital provides financing to cooperatively owned businesses across multiple sectors, including retail, services, manufacturing, agriculture, and housing. We work with all types of cooperatives, including employee-owned worker cooperatives, consumer-owned food co-ops, other consumer-owned businesses, small farmer and producer-owned cooperatives, and multi-family, affordable housing for students, individuals, families, and seniors.

We focus on cooperatives that create positive impacts for members and the broader community, such as those that generate quality, living-wage jobs, facilitate democratic workplaces, create dignified, affordable housing, cultivate sustainable local food systems, provide access to healthy foods, build community-owned assets, and reinvest in local communities. In addition to financing, we support cooperatives with technical assistance (TA) and training that we deliver directly and through partners and referrals.

Shared Capital generates the majority of its earned revenue from interest and fees on its lending activities. We also receive grants and donations from individuals, foundations, companies, and government programs to support our operations, lending, TA, and training programs. We generate some additional revenue from servicing loans and administering loan programs on behalf of other organizations, as well as from occasional consulting services and speaking honoraria.

Loan Programs and Products

Shared Capital offers flexible and creative debt financing to meet the needs of cooperative businesses and housing cooperatives. Any business or multi-family housing organization that is operating on a cooperative basis is eligible to apply. We underwrite applications based on a variety of criteria, including business track record, project feasibility, management, governance, collateral coverage, repayment capacity, and the potential to create positive impacts for the cooperative’s members and the community.

Shared Capital’s loans range in size from $5,000 to $1,000,000, and the average loan size is $230,000. Loans can be used to finance equipment, inventory, or leasehold improvements, to acquire, develop or rehab real estate, and for working capital. Real estate loans are secured by mortgages and other loans are secured by business assets. Term loans are generally made for 5-7 years but may be as long as 10 years. Lines of credit are typically from 1-3 years. The weighted average interest rate on loans is 6.85% annually, and interest rates in the portfolio range from 4.5% to 8.5%, depending on risk, social impact and program funding source restrictions.

In addition to debt financing, Shared Capital makes a limited number of equity investments in cooperatives through investments in preferred shares and other equity vehicles. Equity investments range in size from $5,000 to $150,000 and have a target return of 5-8% annually. Over the past seven years, Shared Capital has made three equity investments totaling almost $175,000, which represents less than one percent of our financing activities.

In support of our mission, we have also developed several specialized lending programs:

●	The Worker Ownership Loan Fund (WOLF) is committed to increasing access to financing for worker-owned businesses and to support the creation of more democratic workplaces in low-income communities throughout the US. Shared Capital launched WOLF in 2007 in collaboration with the US Federation of Worker Cooperatives and with the financial support of worker cooperatives and their allies.

●	Accelerate Employee Ownership is a collaborative initiative of Shared Capital and technical assistance partner Project Equity, that aims to expand employee ownership and create and sustain high-quality jobs in local communities by facilitating the sale of businesses to existing employees and creating more cooperatively owned enterprises. Accelerate Employee Ownership was launched in 2019 with a $5 million investment from the Quality Jobs Fund, a project of the New World Foundation seeded by the Federal Home Loan Bank of San Francisco.

●	Sustainable Food Systems Financing (SF2) Program encompasses Shared Capital’s lending and assistance to support sustainable farming, healthy local food systems and access to healthy foods. Through SF2, Shared Capital provides financing to cooperatives in production, distribution, marketing and retail sale of sustainably produced food.

●	The Organic Valley Principle 6 Cooperative Growth Fund (Organic Valley P6 Fund) is a program of Shared Capital and is operated under an agreement with and with the financial support of CROPP Cooperative, the parent company of the Organic Valley brand. The Organic Valley Principle 6 Fund launched in 2016 to support the growth and development of cooperatively owned retail grocery stores in the US. The program is named after the sixth international principle of cooperatives: cooperation among cooperatives.

Each of these programs adheres to Shared Capital’s underwriting standards, lending policies and operating procedures and is governed by Shared Capital’s Board. Lending activities carried out through these programs are not segregated. Members and others seeking to support specific programs may indicate a preferred use of their donations and proceeds of their Investment Notes. However, funding is not segregated or restricted by program.

Shared Capital also administers lending programs on behalf of other organizations. The policies and underwriting are set by a third party, and the loans and investments are not reflected on Shared Capital’s balance sheet. Shared Capital does not bear risk of loan losses under these programs. Currently, Shared Capital administers the Kagawa Fund on behalf of NASCO Development Services. The Kagawa Fund provides loans to support affordable housing cooperatives for students throughout the US.

Risk Management and Mitigation

Shared Capital’s Board has established comprehensive policies to guide staff and the Board in lending and to help mitigate risk of loan losses. Shared Capital underwrite applications based on project feasibility, business track record, management, governance, collateral coverage, and projected repayment capacity. Many of the projects we finance may not qualify for conventional bank financing, and we manage risk through creative deal structuring, patient and flexible repayment terms and intensive monitoring and support.

To manage concentration risk, we generally limit financing to a single borrower to no more than 5% of Shared Capital’s assets, and our policies cap financing at 10% of our assets (currently $2 million). Loan policies establish approval processes and authority levels. The Loan Committee has the authority to approve loans up to 5% of the Shared Capital’s assets and approval by the Board is required for financing over 5% of Shared Capital’s assets. The Executive Director is delegated authority to approve loans up to $100,000 that are low to moderate risk. Loans approved by the Executive Director are reported to the Loan Committee at its next meeting.

The Executive Director manages and oversees lending activities. All loans are secured by collateral, and appropriate liens and mortgages are filed. Staff monitors the financial condition of borrowers and tracks the repayment of loans. Staff promptly contacts borrowers if payments are missed or financial performance deteriorates.

The Board and Committees provide oversight and monitoring of Shared Capital’s loan portfolio, lending activities, and finances. The Loan Committee meets monthly to review and approve loan requests and monitor the loan portfolio. The Loan Committee is made up of members of Shared Capital’s Board along with outside experts who are appointed to the committee by the Board who bring expertise and knowledge of lending, finance, cooperative management, housing or small business development and specific cooperative sectors, such as housing cooperatives, worker-owned cooperatives, and consumer cooperatives. The Loan Committee reviews lending policies annually and recommends changes to the Board.

The Finance Committee meets quarterly to review internally prepared financial statements and monitor the financial performance and condition of the organization. The Board reviews financial statements and loan portfolio reports at it’s quarterly meetings. Annually, the Board engages an independent Certified Public Accountant (CPA) firm to conduct an audit of Shared Capital’s financial statements and accounting practices. The Finance Committee serves as the Audit Committee.

Shared Capital maintains Loan Loss Reserves as protection against potential, future loan losses. The Loan Loss Reserve is a non-cash, accrual-based reserve, with the exception of loans made under the Accelerate Employee Ownership program, which are backed by a cash reserve funded by grants. The amount of the Loan Loss Reserve is calculated based on a loan by loan assessment of risk using a comprehensive risk rating system and according to criteria established in the Loan Policies. Each loan is risk rated on an A-G scale at the time the loan is approved by the Loan Committee and risk level is monitored throughout the life of the loan. Risk ratings and Loan Loss Reserves are reviewed monthly by staff, quarterly by the Loan Committee and at least semi-annually by the Board. Adjustments to risk ratings and reserve levels must be approved by the Loan Committee.

When borrowers experience problems, we work closely with them to support their long-term success and the repayment of the loan. If the borrower is unable to meet the original repayment terms, we may restructure the terms of the loans, such as providing interest-only payment periods, payment forbearance, reducing principal payment amounts, or extending the loan term. Any modification to the terms of the loan must be approved by the Loan Committee. To respond promptly to emergent issues, staff has authority to make short-term modifications of up to 90-days, which are reported to the Loan Committee. Loans that have been restructured are noted as restructured until repaid in full.

Management maintains a watch list of loans to businesses that have experienced significant deterioration in business performance or financial conditions. These loans are monitored more closely, and additional reporting is provided to the Loan Committee and Board. When necessary, we take prompt action to secure, recover, and liquidate collateral. Loans are written off when they are deemed uncollectible, and any loan that is more than 120 days delinquent must be written off, unless staff can demonstrate that payoff or recovery is imminent. The Board must approve all loan write offs.

Competition

Shared Capital faces competition from other lenders including national and community banks, credit unions, loan funds, and city, state and federal government economic development and housing programs. Generally regulated lenders, such as banks and credit unions are able to offer lower interest rates due to their scale; the lower cost of their capital from deposits and other sources; and because they do not provide the same level of support and assistance to borrowers. To compete effectively with other lenders, we rely on Shared Capital’s competitive advantages as a member-owned financial institution, our extensive expertise in cooperative finance, our creative underwriting, patient and flexible terms, and innovative financial products.

As a cooperative and with four decades of cooperative lending experience, Shared Capital has extensive knowledge of cooperative finance, capital, governance and management. Many lenders lack experience and familiarity with cooperatives and may therefore view them as too complicated or too high risk. Drawing on our cooperative expertise to underwrite and structure deals, we are often able to take on projects that other lenders may perceive as too risky.

Shared Capital fills an important capital access gap by offering smaller loans from $5,000 to $800,000. Many national banks and larger lenders have minimum loan amounts of $500,000 or $1.5 million because larger loans are more cost effective for them to make. However, studies show that there is significant unmet demand for smaller loans of $100,000 to $200,000 far outpaces supply. With an average loan size of $230,000, we are well positioned to fill this capital gap.

Shared Capital’s loan products and structures are well-suited to cooperatives. For example, many financial institutions and government programs, such as SBA small business lending programs, require personal guarantees by owners for all small business loans. This can be a barrier for cooperatives because their broad-based, democratic ownership structure with limited individual control does not align well with the individual’s assumption of risk as a guarantor. Shared Capital does not require personal guarantees for real estate loans or loans to established businesses. For startup businesses with eight or fewer owners, Shared Capital sometimes requires limited personal guarantees but uses proportional rather than joint and several guarantees.

Beyond competition, many lenders are also important partners for Shared Capital. Shared Capital often works with other lenders, leveraging their expertise and capital to meet the financing needs of cooperatives. We partner with local banks, credit unions and other CDFIs to share risk, leverage additional capital and combine their local market knowledge with Shared Capital’s cooperative expertise. Shared Capital partners with other specialized cooperative lenders, including National Cooperative Bank (NCB), Capital Impact Partners, the Cooperative Fund of New England (CFNE), Local Enterprise Assistance Fund (LEAF), the Working World/Seed Commons and ROC Capital to leverage capital and share risk.

In addition to competition in lending activities, we also experience competition in our efforts to raise debt and equity capital and grant funds to support our work. Shared Capital competes with other CDFIs for loans and grants from foundations, impact investors and government programs, including from the US Department of Treasury CDFI Fund.

Since Shared Capital is not a depository financial institution, like a bank or credit union, we cannot raise lower-cost capital by offering deposit accounts. While Shared Capital makes an effort to offer a competitive return to investors in its Class A Preferred Shares and Investment Notes, Shared Capital may not offer a fully risk-adjusted rate of return on its investments. Therefore, Shared Capital secures investments from members, socially-minded institutions and impact investors seeking a double or triple bottom line investment option that includes social and environmental returns alongside a potential modest monetary return.

As a member-owned financial institution, Shared Capital is also able to build upon the loyalty and shared values of its members. Members have consistently demonstrated strong support through investments and borrowing, and many members prefer working with Shared Capital because of our cooperative structure and our mission-driven lending to cooperatives.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read this section in conjunction with (i) Shared Capital’s financial statements (see Shared Capital’s audit reports for 2019 and 2020) and (ii) the section entitled “Description of Shared Capital’s Business,” in this Offering Circular.

The discussion contains forward-looking statements relating to our plans and expectations for future operations. Forward-looking statements may be based on assumptions, and reaching any predicted result is uncertain and involves risk. Shared Capital’s actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors, including, but not limited to, those discussed under “Risk Factors” and elsewhere in this Offering Circular.

Financial Performance

Shared Capital is a growing CDFI lender with healthy financials and a steadily growing loan portfolio. Over the past 5 years, Shared Capital’s assets have grown from $12.5 million to $20 million, and annual revenue has more than doubled. The gross profit from lending activities has increased by an average of 4.0% per year over the past five years. Contributed revenue from grants and donations has increased significantly, averaging less than $100,000 per year before 2018, and growing to over $1 million in 2020.

Operating Results

Increases in gross profit have been driven primarily by growth in annual lending volume resulting in greater outstanding loans receivable and higher earned revenue from interest and fees. Meanwhile, operating expenses have held steady over the past three years, and resulted in strong positive net income in 2020.

Major Capital and Funding Sources

The CDFI Fund of the US Department of Treasury is one of the Cooperative’s largest funders. The CDFI Fund offers competitive annual funding opportunities, and Shared Capital has received multiple CDFI Fund awards in recent years. In 2021, Shared Capital was awarded a grant of $1,826,265 through the CDFI Fund’s special Rapid Response Program (RRP) to support business recovery from the COVID-19 pandemic. We received grant awards from the CDFI Fund Financial Assistance program of $520,000 in 2020 and $565,000 in 2019. In addition, in 2020, we received a $1,050,000 grant award from the CDFI Fund Health Food Financing Initiative (HFFI).

We anticipate continued funding from the CDFI Fund, but we do not expect to receive CDFI Fund funding every year. The awards from the CDFI Fund are highly competitive, with more than 700 CDFIs vying for funding, and the amounts of potential awards depend on funding levels set by Congress. Most awards require a dollar-for-dollar match of the same type (i.e. grant, debt or equity) and also depend on Shared Capital’s financial and programmatic performance and the strength of our funding proposals. Our access to funding from the CDFI Fund depends on our compliance with prior funding awards agreements, maintaining CDFI certification, and continued deployment of funds to economically disadvantaged communities in alignment with CDFI guidelines. These awards do not substantially fund operations – they are primarily used for lending capital.

In 2019, Shared Capital received a one-time $5 million multi-year award from the New World Foundation through its Quality Jobs Fund. The award supports Accelerate Employee Ownership, which is a collaborative program with national nonprofit Project Equity. The program seeks to expand employee ownership and create and sustain high quality jobs in local communities. The award supports assistance and financing to employees to purchase the business to worker cooperatives.

Liquidity and Capital Resources

Shared Capital’s cash and near-cash assets grew significantly over the past three years, giving the Cooperative the resources to expand lending activities and increase our impact in the cooperative ecosystem. Shared Capital has consistently maintained high rates of deployment of its lending capital, often at 90% or higher. Over the next five years, we seek to maintain an average deployment of 80-90%, which provides adequate liquidity while maintaining a strong level of deployment into cooperatives. At this time, there are no planned capital expenditures that would deplete cash reserves.

Portfolio Risk and Loan Losses

The Cooperative has a successful 40-year track record of lending, but from time to time we have experienced loan losses due to unexpected changes in the market. For example, increased competition within retail grocery led to declining financial performance and increasing rates of failure for some food cooperatives between 2016-2019, including some Shared Capital borrowers,resulting in higher loan losses during that time. Similarly, the housing crisis led to higher failure rates of some housing cooperatives, and resulted in the loss by Shared Capital of two significant loans to housing co-ops in 2008 and 2011. Likewise, unforeseeable market changes in the future could potentially affect Shared Capital borrowers in affected industries or geographic areas, leading to larger than anticipated loan losses.

Trend Information

Over the past five years, we have witnessed a growing interest in cooperative models as solutions to economic and racial equity challenges, and the interest has intensified as a result of the COVID-19 pandemic. There are a growing number of cooperative development efforts in rural and urban communities across the country, and we expect to see more cooperatives forming and expanding, which will lead to further growth in the pipeline of projects seeking financing. In addition, we are seeing growing interest from philanthropy, government, and private investors in investing in cooperative development and in investing through CDFIs. We expect this focused interest to provide the opportunity for continued growth in the capital available for our work over the coming years.

Grant and contribution income is never guaranteed, but future recognition of current grant awards and new potential grant opportunities that continue to emerge signal a high likelihood that grant and contribution revenue may continue to be available for the next several years, as we continue to increase our self-sufficiency and reduce our reliance on grants for operations.

DIRECTORS, EXECUTIVE OFFICERS, AND SIGNIFICANT EMPLOYEES

Shared Capital Cooperative is a Minnesota cooperative association governed by a volunteer, independent board of directors (“Board”) with significant experience with cooperative management, finance, governance and development, and managed by executive staff with a high level of experience in community development finance, commercial lending, and cooperative development, management, and finance.

Name	Position	Age	Term of Office[1]	Years of Relevant Experience
Executive Officers[2]
Alex Betzenheimer	President of the Board	42	12/15/2016 - 8/2022	21
Gail Patrice Lockert Anthony	Vice President of the Board	61	5/18/2021 - 8/2022	18
Dana Curtis	Treasurer of the Board	39	4/19/2017 - 8/2022	9
Repa Mekha	Secretary of the Board	62	5/15/2019 - 8/2022	35

Directors[3]
Thomas Beckett	Director	59	4/30/2015 - 8/2024	31
Alex Betzenheimer	Director and President	42	4/17/2013 - 8/2022	21
Terence Courtney	Director	49	6/25/2020 - 8/2023	25
Dana Curtis	Director and Treasurer	39	5/25/2016 - 8/2022	9
Jacqueline Hannah	Director	47	4/30/2015 - 8/2024	15
Camille Kerr	Director	37	6/25/2020 - 8/2023	10
Gail Patrice Lockert Anthony	Director and Vice President	61	5/18/2021 - 8/2024	18
Repa Mekha	Director and Secretary	62	4/19/2017 - 8/2023	35
Julie Ristau	Director	67	5/24/2018 - 8/2022	15
Holly Jo Sparks	Director	45	4/19/2017 - 8/2023	27
Pamela Standing	Director	67	5/18/2021 - 8/2024	20

Significant Employees[4]			Start of Employment
Christina Jennings	Executive Director	51	8/25/2008	23
Mark Downey	Director of Finance and Operations	58	4/30/2021	36

[1]	Officers of the Board serve one-year terms, which may be consecutive. Directors serve terms of up to three years, which may also be consecutive. The start dates listed refer to the date the person first began to serve in that position. The person has served consecutive terms since that date. The end date refers to the end of the current term.

[2]	The Executive Officers are the officers of the Board. They are not compensated for director or officer duties.
[3]	All Directors serve without compensation.
[4]	The Significant Employees are full-time employees of the issuer.

Family Relationships

There are no family relationships among the Executive Officers, Directors, and Significant Employees.

Executive Officers

Alex Betzenheimer – President of the Board of Directors

Finance Manager, Seward Community Co-op, Minneapolis, Minnesota

Alex Betzenheimer has been working in the cooperative sector for over twenty years. He has been Finance Manager at Seward Community Co-op since 2011. During that time, Seward has opened a second retail location, and a restaurant/production/office space. Prior to Seward, he worked at North Country Co-op as a collective member and later General Manager, at the Hub Bike Co-op as Finance Coordinator, and served on the board of Riverton Community Housing. He joined the Shared Capital Loan Committee in 2011, and he was elected to the Shared Capital Board of Directors in 2013. Betzenheimer recently completed his MBA at the University of Minnesota. Betzenheimer is President of the Board and serves on the Executive and Finance Committees. He was nominated by Seward Community Co-op.

Gail Patrice Lockert Anthony – Vice President of the Board of Directors

Owner, Black Label Consulting, Ithaca, New York

Gail Patrice Lockert Anthony is a community advocate, educator, and trainer/mediator/facilitator with more than 18 years of experience. She is the owner of Black Label Consulting and Coaching, which works to undo racial inequities and supports organizations in shifting their organizational paradigm to a kaleidoscopic-lens, which embraces other cultural perspectives. She primarily works with nonprofit organizations in the agriculture industry and working on food justice. Lockert-Anthony has served on nonprofit and for-profit boards of directors for more than twenty years, and she served on the GreenStar Cooperative Market’s Board of Directors for six years, including three years as president of the board. Lockert-Anthony was elected to the Shared Capital Board of Directors in 2021and was nominated by CoLab Cooperative. She serves as Vice President of the Board and serves on the Marketing and Outreach Committee.

Dana Curtis – Treasurer

Worker/Owner, Key Figures, Austin, Texas

Dana Curtis was one of the founding members of the Workers’ Assembly at Black Star Co-op Pub and Brewery, Curtis oversaw the membership and investment campaign which brought the co-op from a dream to reality. She is the Board President of the US Federation of Worker Cooperatives and is a founder and worker-owner at Key Figures, an accounting and business services firm in Austin. She has committed her life to social justice and strongly believes in the transformative power of the cooperative model. Curtis was elected to the Shared Capital Board of Directors in 2016 after being nominated by Black Star Co-op Pub and Brewery. She serves as Treasurer, as Chair of the Finance Committee, and  serves on the Executive Committee.

Repa Mekha – Secretary of the Board of Directors

President & CEO, Nexus Community Partners, St. Paul, Minnesota

Repa Mekha is President and CEO of Nexus Community Partners, a Twin Cities community building and community development organization. Mekha has more than 30 years of experience in community-based leadership, community capacity building, asset and wealth building strategies, organizational leadership and development, and systems change work. He sits on the Board of the Minnesota Council of Foundations. Mekha holds a Master’s Degree in Public Administration from Harvard University’s Kennedy School of Government with a focus on community development, a Bachelor’s Degree in Sociology and Urban Studies from the University of Wisconsin. He is currently completing a Master’s in Counseling and Psychological Services from Saint Mary’s University. Mekha was elected to the Shared Capital Board in 2017. He is an individual member and was elected as Individual Representative to the Board of Directors. Mekha is Secretary of the Board and serves on the Executive Committee.

Christina Jennings – Executive Director

Christina Jennings joined Shared Capital in 2008 where she provides strategic leadership, oversees lending programs, and leads capitalization and fundraising efforts. Jennings has worked for over twenty years in community development finance in the US and internationally. Prior to joining Shared Capital, Jennings ran a microfinance program; provided technical assistance and training to support the development and growth of immigrant-lead nonprofits; and managed two international funds that invested in local microfinance organizations in Latin America. She has also launched and managed several small businesses and social ventures. Throughout her career, the focus of her work has been on supporting capacity building, working for economic justice and creating equitable access to capital.

Jennings holds a Masters in Public Affairs focused on Community Economic Development and Nonprofit Management from the Humphrey School of Public Affairs from the University of Minnesota, and she received a BA in Gender and International Development from Hampshire College in Amherst, Massachusetts. She currently serves on the boards of directors and as Treasurer of these non-profit organizations: Cooperative Development Foundation, the City of Lakes Community Land Trust, and Latino Economic Development Center, a Minnesota CDFI.

Mark Downey, Director of Finance and Operations

Mark Downey is responsible for financial management and oversight, operations, administration, compliance, and collaborating with the senior management team in the strategic leadership of Shared Capital. Prior to joining the team in 2021, Downey spent over 15 years in finance and administration leadership roles in nonprofits and has served as Treasurer on three nonprofit boards. He holds a Master of Public and Nonprofit Administration degree from Metropolitan State University.

Shared Capital Board of Directors

Thomas Beckett – Director

Executive Director, Carolina Common Enterprise, Durham, North Carolina

Thomas Beckett is an attorney and Executive Director of Carolina Common Enterprise, a charitable organization promoting cooperative economic development, with more than nine years of experience in that role. He has been professionally focused on cooperatives for the past thirteen years. He is certified by the CooperationWorks! Cooperative Business Development Training Program and speaks regularly on small business legal issues at regional and national conferences. Beckett co-founded and serves on the Steering Circle of the Cooperative Professionals Guild. He previously served on the Boards of CooperationWorks, the Center for Participatory Change, and the Appalachian Sustainable Agriculture Project (ASAP). Beckett received a Bachelor of Arts degree from Duke University and earned his law degree and an MBA at the University of North Carolina. Beckett was elected to the Shared Capital Board of Directors in 2015 and currently is Chair of the Loan Committee. He was nominated by Durham Co-op Market.

Alex Betzenheimer – Director and President of the Board (see above)

Terence Courtney – Director

Director, Co-op Development & Strategic Partnership, Federation of Southern Cooperatives/ Land Assistance Fund, Epes, Alabama

Terence Courtney has six years of experience in cooperative development. In that time, he has worked in the South to create food buying, fisherman, health/wellness, childcare, housing, farm/rancher and worker owned cooperatives. Since 2018, Courtney has served as the Director of Cooperative Development & Strategic Initiatives for the Federation of Southern Cooperatives. In this role, he coordinates with State Directors on Regional Cooperative Development Strategy and supports local development in States where the Federation does not have regular staff. Courtney led the Federation’s effort to create multi-lateral international partnerships. Courtney was elected to the Shared Capital Board of Directors in 2020 and serves on the Loan Committee. He was nominated by the Federation of Southern Cooperatives.

Dana Curtis - Director, Treasurer of the Board (see above)

Jacqueline Hannah – Director

Assistant Director, Food Co-op Initiative, Champaign-Urbana, Illinois

Jacqueline Hannah is Assistant Director of Food Co-op Initiative, a nonprofit organization that supports start-up retail food co-ops. They have more than 18 years of experience in retail management in independent local businesses and fifteen years of experience working with cooperative businesses. They served as General Manager of Common Ground Food Co-op (CGFC) from 2006 to 2015 and led the co-op through two expansions, the founding of the Food for All economic access program, and a rebrand. CGFC was named the fastest growing retail food co-op in the nation from 2008-2013. Hannah was elected to the Shared Capital board in 2015. They previously served as Vice President of the Board and as Chair of the Marketing and Outreach Committee. They were nominated by Fredericksburg Food Cooperative, and currently serve on the Marketing and Outreach Committee.

Camille Kerr – Director

Founder/Principal Upside Down Consulting, Chicago Illinois

Camille Kerr is a workplace democracy consultant, advocate, and developer. She has worked for ten years to promote worker cooperatives, including in leadership roles at both the Democracy at Work Institute and the ICA Group. Kerr is the Founder and Principal of Upside Down Consulting, a consulting firm that focuses on workplace democracy. Through Upside Down, she is helping develop ChiFresh Kitchen Cooperative, whose members are formerly incarcerated women in Chicago. Kerr has served on the boards of directors of Obran Cooperative, Start.coop, Prospera, the Council of Cooperative Economists at the National Cooperative Business Association, and more. Kerr was elected to the Shared Capital Board in 2020 and was nominated by the Association of Arizmendi Cooperatives. She serves on the Marketing and Outreach Committee.

Gail Patrice Lockert Anthony – Director, Vice President of the Board (see above)

Repa Mekha – Director, Secretary of the Board (see above)

Julie Ristau – Director

Director of Agrarian Partnerships, Sharing Our Roots, Northfield, Minnesota

Julie Ristau is founder of Sharing Our Roots Farm and has more than 15 years of experience leading community-based organizations and businesses with pioneering missions. Over the past six years, Ristau has worked to shift the paradigm for farming and livelihood in rural America through regenerative agriculture and building wealth and equity for those who lack access to land. As Chief Operating Officer and later Chief Executive Officer, Ristau led the acquisition of a 100-acre demonstration farm outside of Northfield, Minnesota and led a team to transform the land to a mix of regenerative crop and livestock rotation, wetlands, and a community landshare. She is currently co-creating a statewide chapter of the Agrarian Trust to help solve land access issues for small-scale farmers. Ristau was first elected to the Shared Capital Board in 2017. She was nominated by Lakewinds Community Co-op. She serves on the Marketing and Outreach Committee.

Holly Jo Sparks

Executive Director, Spartan Housing Cooperative, East Lansing, Michigan and Director, Oryana Community Co-op, Traverse City, Michigan

Holly Jo Sparks is Executive Director of Spartan Housing Cooperative in East Lansing, Michigan and a cooperative, community, and housing development consultant with Collective Seeds Consulting Co-op. Sparks has twenty years of experience in cooperative housing and cooperative development, including serving as Executive Director for the North American Students of Cooperation and two other cooperative housing organizations. She has served on numerous boards, including the National Cooperative Business Association, North American Students of Cooperation, National Association of Housing Cooperatives and Oryana Community Co-op. Sparks studied housing, community, and economic development at University of North Carolina-Chapel Hill and holds a Master in City Planning from MIT. She was elected to the Shared Capital Board in 2017. She was nominated by Oryana Community Co-op. She serves on the Finance and Loan Committees.

Pamela Standing
Executive Director, Minnesota Indigenous Business Alliance, Saint Paul, Minnesota

Pamela Standing is Executive Director of the Minnesota Indigenous Business Alliance. Standing has worked for 30 years in tribal economic development and culturally-based organizational, business and cooperative development. Prior to that, she worked for 16 years in international business. Standing’s work supports Indigenous-led organizations and small-businesses that deliver a quadruple bottom line of cultural, social, environmental, and financial prosperity in Indigenous communities. Standing has served on numerous boards, including Native Women’s Cooperative, White Earth Tribal and Community College, Indigenous Education Institute, MN Women’s Foundation Social Change Grant Committee, American Independent Business Alliance, and Minnesota Project. Standing was nominated to the Shared Capital Cooperative Board by Cooperative Development Services and was elected to the Shared Capital Board in 2021. She serves on the Marketing and Outreach Committee.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Name	Capacities in which compensation was received	Cash Compensation ($)	Other Compensation ($)	Total Compensation($)
Christina Jennings	full-time employee	108,933 (2020)	0	108,933
Mark Downey	full-time employee	108,090 (estimate 2021)*	0	108,090

*	This line is estimated compensation for this position assuming full-time employment for the entire year of 2021. Note: Mr. Downey started mid-year 2021, and this position, as now configured, did not exist in 2020.

Christina Jennings and Mark Downey are the executive officers who are compensated for their service as full-time employees. Shared Capital does not compensate its 11 directors for their service as members of the Board of Directors. Shared Capital may reimburse directors for travel expenses in connection with attendance at Board and committee meetings.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

Title of Class	Name of beneficial owner	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of Class
Common Stock	All executive officers and directors as a group	Collectively hold 3 shares of common stock.	None	2.75%

This table is accurate as of August 30, 2021. No shareholder owns, beneficially or otherwise, more than 10% of any class of Shared Capital’s voting stock.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

As a cooperative association, Shared Capital regularly engages in transactions, including significant transactions with our members in the normal course of business. During the fiscal years 2019, 2020, and 2021 year to date, Shared Capital engaged in the following significant transactions related to directors and executive officers. All were in the normal course of business.

Terence Courtney is a director of Shared Capital and is also an employee of the Federation of Southern Cooperatives, which is a member, investor, and borrower of Shared Capital. The Federation of Southern Cooperatives made a significant purchase of Shared Capital Class A Preferred Shares in 2020. In 2020, the Federation of Southern Cooperatives received a $500,000 line of credit from Shared Capital (partially guaranteed by the Preferred Shares), and in 2021, Shared Capital renewed another line of credit in the amount of $225,000, which had originally been approved in 2018.

Camille Kerr is a director of Shared Capital and is also a co-founder and organizer of ChiFresh Kitchen, LWCA (ChiFresh Kitchen), a worker cooperative, which is a member and borrower of Shared Capital. Shared Capital made a loan of $350,000 to ChiFresh Kitchen in 2021.

SECURITIES OFFERED

Membership and Capital Structure of the Cooperative and a Description of the Equity Securities Being Offered

a.	Cooperative Structure and Membership

Shared Capital is a cooperative with two types of membership: organizational and individual. Organizational membership is open to all legally incorporated cooperatives and all organizations operating on a cooperative basis regardless of their legal entity type. Individual membership is available to any natural person.

The Cooperative has three classes of stock: Voting Stock, Nonvoting Stock, and Class A Preferred Stock, each of which is described below. The Voting Stock represents the voting interest of members, and each member owns one share of Voting Stock. The Nonvoting Stock represents additional non-voting equity of members and non-members. The securities offered in this Offering are shares of Class A Preferred Stock, which is a dividend-bearing, non-voting class of stock described more fully below. Shared Capital has authorized 10,000 shares of Voting Stock; 10,000,000 shares of Nonvoting Stock; and 10,000,000 shares of Class A Preferred Stock. All shares have a par value of $10 and are issued at their par value. All of the Cooperative’s capital stock is fully paid and non-assessable when issued. All shares of the Cooperative’s stock may be transferred only with the consent and approval of the Cooperative’s Board. None of the Cooperative’s stock has any preemptive rights or conversion rights.

b.	Voting Stock

As of June 30, 2021, there were 406 members of the Cooperative holding 406 outstanding shares of Voting Stock worth $4,060. This includes 297 cooperatives and 109 individuals. The Voting Stock can be owned only by those who qualify for membership under the Cooperative’s Amended and Restated Bylaws. The Voting Stock represents the membership voting interests in the Cooperative, and it is the Cooperative’s only class of stock with voting rights. Membership is open to cooperatives, organizations operating on a cooperative basis, and individuals, all as approved by the Board. Each organizational member is entitled to one (1) vote in the Cooperative’s affairs, regardless of the number of shares held. Individual members vote as a unit, with the vote of the majority of the unit counting as one (1) vote. In director elections, Individual members voting separately as a class elect one director every three years to serve a three-year term. Organizational members elect all other directors, for a total of 7 to 11 directors. The Cooperative does not use cumulative voting.

The Board of Shared Capital establishes minimum equity which a member must purchase. For cooperative enterprises, this amount is based on the member’s total assets and ranges from $150 for cooperatives with assets of $50,000 or less to $10,000 for members with assets of over $25 million. For housing cooperatives the amount is based on the number of housing units at a rate of $50 per unit, or $25 per unit for housing cooperatives with a HUD low-income designation or in which 50% or more of members are students. The minimum amount for housing cooperatives is $500 and maximum is $6,000. For low-income or student housing the minimum is $250 and maximum is $3,000. Individual members are required to purchase $100 in member equity. In all cases, the equity purchase includes one voting share valued at $10 and the balance is Additional Paid in Capital or non-voting shares issued to the member. As of June 30, 2021, members held $503,748 in Additional Paid in Capital and retained patronage.

Shared Capital operates its business on a cooperative basis. Accordingly, surplus is allocated to its members on the basis of patronage, as patronage dividends within the meaning of Subchapter T of the Internal Revenue Code (or as non-qualified allocations in the same amount as patronage dividends). This means that after making all payments due on the Cooperative’s debts, after paying any dividends on Class A Preferred Stock, and after setting aside capital reserves, the Cooperative’s Board determines whether there is a surplus of net income that can be allocated to members. If so, the Cooperative allocates that surplus to members in proportion to the members’ use of the Cooperative’s services, or “patronage.” “Patronage” in this case means the interest paid on loans by members of the Cooperative.

If the Board decides to issue a patronage dividend, each member borrower will receive an amount calculated based on the member’s total interest payments in proportion to the total of all such payments by all members. The Board determines the form of the patronage dividend, which can be paid in part as equity credits or Nonvoting Stock. There is no dividend on the Voting Stock, but members may receive a patronage dividend based on their use of the Cooperative’s lending services, as described above. Shared Capital may not pay a patronage dividend to members unless a dividend of at least the same total amount has been paid on Class A Preferred Stock in that year.

When a Member terminates its membership, the Cooperative redeems its single share of Voting Stock. If a member defaults on a loan, the Cooperative will terminate their membership and apply the member’s equity against the outstanding balance. The Voting Stock does not have any other redemption rights.

Shared Capital is taxed as a cooperative under Subchapter T of the Internal Revenue Code. A cooperative is not taxed on amounts of patronage-sourced income withheld from its members in the form of qualified per-unit retains, on amounts distributed to its members in the form of qualified written notices of allocation or on money or other property distributed to its members as patronage dividends. Instead, such amounts are taxed directly to the members. Revenue attributable to non-patronage-sourced income is taxed at the cooperative level and again upon distribution to members.

In the event of a liquidation, after the Cooperative’s assets have been distributed to holders of Class A Preferred Stock as described below, the Cooperative’s assets will next be used to pay to holders of Voting Stock and Nonvoting Stock the par value of each share held, on a pro rata basis with Voting Stock and Nonvoting Stock given equal priority. Any remaining assets must be given to a nonprofit organization.

At this time, two of Shared Capital’s directors are individual members of Shared Capital: Kerr and Mekha. Four employees - Jennings, Jessica James, Adam Trott, and Rhonda Weidling - are individual members of Shared Capital.

c.	Nonvoting Stock

The Cooperative may issue Nonvoting Stock in exchange for equity investments by non-members, and the Cooperative also may use Nonvoting Stock to reflect members’ paid-in capital and retained earnings allocated to members, including patronage dividends. As of June 30, 2021, there were 155,853 shares of Nonvoting Stock outstanding worth $1,558,530. Any organization or individual approved by the Board may hold Nonvoting Stock, whether a member or non-member. Holders of Nonvoting Stock have no voting or approval rights. No dividends are paid on the Nonvoting Stock. In the event of a liquidation, after the Cooperative’s assets have been distributed to holders of Class A Preferred Stock as described below, the Cooperative’s assets will next be used to pay to holders of Voting Stock and Nonvoting Stock the par value of each share held, on a pro rata basis with Voting Stock and Nonvoting Stock given equal priority.

The Cooperative has the discretion but not the obligation to allocate retained earnings to a revolving fund, which can be used to repurchase Nonvoting Stock. The Cooperative is not obligated to redeem Nonvoting Stock at any given time. There is no other sinking fund for redemption of Nonvoting Stock.

Equity Securities to be Offered: Class A Preferred Stock

The Cooperative is offering up to 1,500,000 shares of Class A Preferred Stock at $10.00 per share for a total of up to $15,000,000. The minimum investment amount per investor is $500.00 (50 shares).

i.	Outstanding Shares

As of June 30, 2021, there were 257,614 shares of Class A Preferred Stock outstanding valued at $2,576,147. This includes Class A Preferred Stock issued in three previous private offerings, all at $10 per share, and dividends of $117,231 issued in the form of additional shares to holders of Class A Preferred Stock.

Subscription expenses for past stock issuances totaling $100,579.85 are netted against Preferred Shares resulting in net Preferred Shares value on our financial statements of $2,475,567.

ii.	Dividends.

The Class A Preferred Stock may receive an annual non-cumulative per share dividend of up to 8% of the original issue price of the share. The dividend rate (up to 8%) and the amount of any dividend declared is in the sole discretion of the Board. Dividends may be paid in the form of cash, additional shares of Class A Preferred Stock or equity credits to be reflected on the books of the Cooperative. The board has set a target annual dividend range of 3-6%. Shared Capital cannot pay a patronage dividend to its members unless it also pays at least the same amount as a dividend to holders of Class A Preferred Stock.

Dividends are paid at the discretion of the Cooperative’s Board. Shared Capital issued its first shares of Class A Preferred Stock in 2009. A dividend of 5% was paid in 2010; 3.5% in 2015; 3% in 2016; and 5% in 2021.

One stockholder who holds 40,073 shares of Class A Preferred Stock ($400,738 par value) has agreed to forego all dividend payments. Another stockholder who holds 50,000 shares ($500,000) has agreed to forego declared dividends through fiscal year 2021.

iii.	Redemption Rights

The holders of Class A Preferred Stock have the following redemption rights and obligations:

●	Upon receipt of a written request from a holder of Class A Preferred Stock, the Cooperative may, at the sole discretion of the Board, redeem all or any portion of the shares of Class A Preferred Stock that the holder has requested to be redeemed. If such redemption is approved it will be made at a per share redemption price equal to the original issue price along with any declared but unpaid dividends;

●	At any time, the Cooperative may elect to redeem any or all shares of the Class A Preferred Stock at a price equal to the original issue price for the Class A Preferred Stock plus (i) the value of any declared but unpaid dividends and (ii) an amount equal to five percent (5%) of the original issue price per share for the Class A Preferred Stock divided by twelve (12), multiplied by the number of months elapsed in the then current fiscal year. There is no restriction on redemption based on any “arrearage” of dividends or sinking fund payments; because dividends and return of capital are within the discretion of the Cooperative’s Board, they cannot be in arrears.

iv.	Previous Redemption Arrangements for Class A Preferred Stock; Not Available Through This Offering

As part of two previous issuances of Class A Preferred Stock, the Cooperative’s Board has approved certain specific rights with regard to the redemption of the Class A Preferred Stock issued to two foundation investors. As to the first, in January 2012, a foundation agreed to allow the Cooperative to pay a debt of $500,000 owed by the Cooperative to the foundation in the form of Class A Preferred Stock issued to the foundation. In consideration for this conversion of a debt into Preferred Stock, the Cooperative agreed to pre-approve any request from the foundation for redemption of some or all of its Class A Preferred Stock at any time i) after April 1, 2021 and ii) at any time if, after giving effect to the redemption requested by the foundation, the Cooperative’s equity as a percentage of total assets is equal to or greater than 40 percent. The Cooperative agreed not to unreasonably withhold its consent to such a redemption request, but Board approval is still required. The foundation agreed to receive no declared dividend on its Class A Preferred Stock through fiscal year 2021.

As to the second redemption arrangement, in January 2015, the Cooperative issued $250,000 of Class A Preferred Stock to another foundation. As part of the transaction, the Cooperative agreed to redeem the shares on or after May 31, 2023, upon a request of the foundation. Upon a redemption request by the foundation, the Cooperative may pay for the Class A Preferred Stock with a note having a three-year term and an interest rate of 4.5 percent. If the redemption would cause the Cooperative’s equity as a percentage of assets to fall below 20%, the Cooperative may instead issue the redemption in loan participations, carrying certains terms and conditions.

The Cooperative is not granting such rights with this offering and does not intend to grant any comparable contractual redemption rights to future purchasers of Class A Preferred Stock.

v.	Voting Rights

The Class A Preferred Stock has no voting rights and no approval rights; as a result, the Cooperative’s articles of incorporation could be changed without the approval of holders of Class A Preferred Stock, voting as a class or otherwise.

vi.	Liquidation Preference

In the event of a liquidation, the Cooperative’s assets will be distributed to holders of Class A Preferred Stock in the amount of the original issue price of the shares plus any declared but unpaid dividend, before assets are distributed to holders of any other class of the Cooperative’s equity.

vii.	Conversion

Shares of Class A Preferred Stock have no automatic conversion rights into common stock or any other security of the Cooperative.

viii.	Transfer Restrictions

The Class A Preferred Stock is subject to restrictions on transfer and may not be resold or otherwise transferred except as permitted under the Securities Act of 1933, as amended, and applicable state securities laws, pursuant to registration or exemption therefrom. Investors should be aware that they will be required to bear the financial risks of this investment for an indefinite period of time. In addition, Class A Preferred Stock may only be transferred in accordance with the Cooperative’s articles of incorporation and bylaws, under which transfer is subject to the consent and approval of the Cooperative’s Board of Directors. Transfers of Class A Preferred Stock are subject to a right of first refusal in favor of the Cooperative as described in the Cooperative’s bylaws and Board policies.

Debt Securities To Be Offered

In addition to the Shares, Shared Capital is offering up to Fifteen Million Dollar ($15,000,000) of unsecured subordinated promissory notes (the “Investment Notes”). The minimum investment in the Investment Notes is $500 and is subject to the investment restrictions described herein. Shared Capital is offering three choices of term and interest rate, as follows:

a.	A 10-year term with a 4% interest rate;
b.	A 5-year term with a 3% interest rate; and
c.	A 3-year term with a 1% interest rate.

Interest payment options: All accrued interest will become due at maturity; provided that if an Investor has invested at least twenty-five thousand dollars ($25,000) in an Investment Note, the Investor may choose to have accrued interest paid annually. Unless renewed, the entire outstanding principal balance of each Investment Note, together with all accrued and unpaid interest, shall be due and payable in full within 30 days after the maturity date.

Renewal of Terms: The term of each Note will automatically renew unless the Investor gives Shared Capital written notice by postal mail or email that the term should not renew, within the 60-day period before the maturity date, or during a 15-day grace period after the maturity date. Notes with 5-year or 3-year terms will renew for the same term as the original Note; 5-year Notes will renew for another 5 years at 3% interest; 3-year Notes will renew for another 3 years at 1% interest. Notes with 10-year terms will renew for 5-year terms at 3% interest. Shared Capital will give Investors multiple clear, timely reminders via email (or other method requested by the Investor) of the opportunity to notify Shared Capital if they do not want their Note to renew automatically.

Prepayment: The Cooperative may, at its discretion, prepay any of the Notes at any time without penalty, and is not obligated to prepay all Notes on a pro rata basis. To the extent payments exceed the amount of accrued interest owed to an investor as of each payment date, the excess payment will be deemed a repayment of principal and will reduce the principal balance due under each Note.

Additional Impact: Investors in the Notes will be given an opportunity to choose a 0% interest rate payable on the Notes, in order to support the work of the Cooperative. In addition, all Note Investors may later choose to forgive repayment on all or a portion of the principal balance of their Note(s). Such forgiveness will not be considered a tax-deductible donation.

Unsecured: The Notes will be unsecured general obligations of the Cooperative.

Subordination: The Notes will be subordinate to almost all debt of the Cooperative, including debts to the Community Development Financial Institutions Fund of the U.S. Department of the Treasury (the “CDFI Fund”) and debts to certain foundations, among others. Pursuant to Cooperative policy and bylaws, all obligations to members of the Cooperative are subordinated to obligations to non-members. As a result, any note held by a member, whether purchased in this Offering or otherwise, will be subordinate to the Investment Notes held by non-members.

EXPERTS

No experts were employed on a contingent basis, nor do any experts have any material interest in the Cooperative or any of its members.

Shared Capital’s financial statements for the years ended December 31, 2019 and 2020 have been audited by Wegner CPAs, LLP, independent auditors, as stated in their report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

SHARED CAPITAL COOPERATIVE

  FINANCIAL STATEMENTS

December 31, 2020 and 2019

C O N T E N T S

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors

Shared Capital Cooperative

St. Paul, Minnesota

We have audited the accompanying financial statements of Shared Capital Cooperative, which comprise the balance sheets as of December 31, 2020 and 2019, and the related statements of income, equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Shared Capital Cooperative as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Wegner CPAs, LLP

Wegner CPAs, LLP
Madison, Wisconsin
April 15, 2021

SHARED CAPITAL COOPERATIVE

BALANCE SHEETS

December 31, 2020 and 2019

	2020	2019
ASSETS
CURRENT ASSETS
Cash	$2,840,985	$1,823,949
Accounts receivable	446,777	307,097
Prepaid expenses	26,787	26,064
Accrued interest receivable	61,355	45,717
Current portion of notes receivable	2,328,571	1,978,773

Total current assets	5,704,475	4,181,600

Property and equipment - net	19,937	29,931
Intangible assets - net	15,846	18,506

OTHER ASSETS
Security deposit	3,000	3,000
Equity in other cooperatives	159,560	159,560
Notes receivable less current portion - net of loan loss allowance	9,996,331	8,341,443
Deferred taxes	456,000	616,000

Total assets	$16,355,149	$13,350,040

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Accounts payable	$22,723	$27,511
Accrued expenses	15,944	16,094
Deferred revenue	100,000	8,000
Funds held for others	324,749	283,396
Income taxes payable	17,998	656
Current portion of accrued interest payable	141,209	276,609
Current portion of long-term debt	3,509,525	4,176,292

Total current liabilities	4,132,148	4,788,558

LONG-TERM LIABILITIES
Accrued interest payable net of current portion	124,234	62,377
Long-term debt net of current portion and loan costs	9,348,073	6,488,529

Total liabilities	13,604,455	11,339,464

EQUITY
Preferred stock, $10 par value, 500,000 shares authorized, 250,447 and 216,447 shares issued and outstanding	2,504,467	2,164,467
Common stock - voting, $10 par value, 1,000 shares authorized, 392 and 532 shares issued and outstanding	3,920	5,320
Common stock - nonvoting, $10 par value, 500,000 shares authorized, 155,792 and 155,443 shares issued and outstanding	1,557,921	1,554,429
Additional paid-in capital	642,893	622,668
Retained patronage	42,090	12,532
Accumulated deficit	(2,000,597)	(2,348,840)

Total equity	2,750,694	2,010,576

Total liabilities and equity	$16,355,149	$13,350,040

See accompanying notes.

SHARED CAPITAL COOPERATIVE

STATEMENTS OF INCOME

Years Ended December 31, 2020 and 2019

	2020	2019
REVENUE
Interest income - loans	$743,138	$700,621
Interest income - cash accounts	7,919	16,641
Grants and contributions	1,178,054	860,324
Loan fees	122,273	133,427
Loan recovery income	53,299	88,760
Consulting income	3,900	700
Other	9,400	15,000
Total revenue	2,117,983	1,815,473

EXPENSES
Personnel	555,009	523,466
Provision for loan losses	260,568	497,033
Interest	226,509	225,798
Contributions	210,000	165,000
Outside services	93,839	86,549
Professional services	66,473	94,452
Occupancy	50,896	47,607
Office supplies	32,332	22,969
Advertising	26,815	50,359
Depreciation and amortization	15,834	13,730
Seminars, travel, and training	13,497	56,606
Dues	8,621	8,060
Fees	1,577	1,359
Board expense	46	11,096
Total expenses	1,562,016	1,804,084

Net income before income taxes and patronage dividend	555,967	11,389

Provision for income taxes	(177,998)	20,344
Patronage dividend	(29,726)	-
Net income	$348,243	$31,733

See accompanying notes.

SHARED CAPITAL COOPERATIVE

STATEMENTS OF EQUITY

Years Ended December 31, 2020 and 2019

	Preferred Stock	Common Stock - Voting	Common Stock - Nonvoting	Additional Paid-In Capital	Retained Patronage	Accumulated Deficit	Total Equity
Balance December 31, 2018	$2,119,769	$5,120	$1,579,429	$612,193	$12,532	$(2,380,573)	$1,948,470
Purchases	73,000	220	-	16,455	-	-	89,675
Redemptions	(53,302)	(20)	-	(5,980)	-	-	(59,302)
Stock converted	25,000	-	(25,000)	-	-	-	-
Net income	-	-	-	-	-	31,733	31,733
Balance December 31, 2019	2,164,467	5,320	1,554,429	622,668	12,532	(2,348,840)	2,010,576
Purchases	340,000	360	2,020	23,365	-	-	365,745
Redemptions	-	(430)	(20)	(3,140)	(6)	-	(3,596)
Stock converted	-	(1,330)	1,492	-	(162)	-	-
Patronage dividend	-	-	-	-	29,726	-	29,726
Net income	-	-	-	-	-	348,243	348,243
Balance December 31, 2020	$2,504,467	$3,920	$1,557,921	$642,893	$42,090	$(2,000,597)	$2,750,694

See accompanying notes.

SHARED CAPITAL COOPERATIVE

STATEMENTS OF CASH FLOWS

Years Ended December 31, 2020 and 2019

	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$348,243	$31,733
Adjustments to reconcile net income to net cash flows from operating activities
Depreciation and amortization	15,834	13,729
Change in loan loss allowance	131,461	(297,002)
Deferred taxes	160,000	(21,000)
(Increase) decrease in assets Accounts receivable	(139,680)	275,789
Prepaid expenses	(723)	(4,559)
Accrued interest receivable	(15,638)	(10,478)
Equity in other cooperatives	-	(5,000)
Increase (decrease) in liabilities
Accounts payable	(4,788)	16,716
Accrued expenses	(150)	(6,179)
Deferred revenue	92,000	(144,903)
Funds held for others	41,353	863
Income taxes payable	17,342	-
Accrued interest payable	(73,543)	8,114

Net cash flows from operating activities	571,711	(142,177)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from notes receivable	2,069,704	2,780,322
Purchases of property and equipment	(3,180)	(10,079)
Purchases of intangible assets	-	(940)
Issuance of notes receivable	(4,205,851)	(3,291,066)

Net cash flows from investing activities	(2,139,327)	(521,763)

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	2,914,641	2,536,645
Payments on long-term debt	(722,750)	(1,420,659)
Payment of loan costs	-	(10,318)
Amortization of loan costs	886	452
Purchases of common stock	25,745	16,675
Redemptions of common stock	(3,590)	(6,000)
Purchases of preferred stock	340,000	73,000
Redemptions of preferred stock	-	(53,302)
Patronage dividend retained	29,726	-
Redemptions of retained patronage	(6)	-

Net cash flows from financing activities	2,584,652	1,136,493

Net change in cash	1,017,036	472,553

Cash at beginning of year	1,823,949	1,351,396

Cash at end of year	$2,840,985	$1,823,949

SUPPLEMENTARY DISCLOSURES
Cash paid for interest	$299,166	$217,232
Cash paid for income taxes	656	656

See accompanying notes.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Business

Shared Capital Cooperative (Shared Capital) is a member-owned and member-governed financial intermediary providing loans to support the growth and development of cooperative enterprises. Shared Capital is certified as a Community Development Financial Institution (CDFI) by the United States Department of Treasury and provides financing to consumer, worker, housing, and producer cooperatives and their members throughout the United States. Shared Capital’s mission is to build a just, equitable, and democratic economy by investing in cooperative enterprises.

Formed in 1978, Shared Capital is organized as a cooperative association under Chapter 308A of Minnesota law and has 250 member cooperatives and 100 individual members. Shared Capital obtains funds from its members as well as from non-member institutions interested in supporting the cooperative economy, including foundations, religious organizations, community groups, cooperative coalitions, financial institutions, and socially responsible organizations.

Accounts Receivable

Shared Capital considers all accounts receivables to be fully collectible based on historical experience. Accordingly, no allowance for doubtful accounts has been established. If amounts become uncollectible, they will be charged to operations when that determination is made.

Notes Receivable

Shared Capital provides commercial loans to cooperatively owned businesses throughout the United States. The ability of the borrowers to honor their contracts is dependent upon sound management of the cooperative, general economic conditions, and the value of collateral, including real estate, equipment, and other business assets securing the loan.

Notes receivable are stated at unpaid principal balances, less an allowance for loan losses. Interest on loans is recognized over the term of the loan and is calculated using the simple-interest method on principal amount outstanding.

Loans are placed on non-accrual status or written off if all or a portion of the loan is deemed to be uncollectible by management based on economic conditions, business conditions, and collection efforts. It is Shared Capital’s policy that any loan that is more than 120 days delinquent will be written off unless management determines that repayment of the loan is imminent, whether through collections, liquidation, or foreclosure. The Board of Directors must approve the write off of any loan, generally upon recommendation from the Loan and Finance Committees.

Property and Equipment

Purchases of property and equipment over $1,000 are capitalized at cost and depreciated using the straight-line method over the estimated useful lives of the assets.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Intangible Assets

Intangible assets consist of website development and trademark costs. Website development costs are amortized over 3 years and trademark costs are amortized over 10 years using the straight- line method.

Allowance for Loan Losses

The allowance for loan losses is a non-cash reserve established against potential or expected losses on loans. Each loan in the portfolio is assigned a risk rating and each rating has a corresponding percentage that must be set aside as an allowance. The ratings and the allowance are evaluated regularly by management based upon qualitative factors that require a high degree of management judgment. These factors include adverse situations that may affect the borrower’s ability to repay, estimated value of the underlying collateral, and prevailing economic conditions. The Loan Committee establishes initial risk ratings at the time loans are approved and must approve any changes to ratings. On a quarterly basis the Loan Committee reviews and approves all risk ratings and the allowance for loan losses. The Board of Directors reviews the allowance and risk ratings at least annually. In addition to the accrual-based allowance for loan losses, Shared Capital holds cash reserves for its loans made through the Accelerate Employee Ownership Program. At December 31, 2020, these cash reserves totaled $200,000.

The allowance for loan losses is established as losses are estimated. Loan losses are charged against the allowance when management believes the loan is uncollectible. Subsequent recoveries are recorded as loan recovery income.

Loan costs

Loan costs of $10,318 incurred in 2019 are being amortized over the lengths of the underlying notes payable. Amortization of loan costs, recorded as interest expense in the statements of income, was $886 and $452 for 2020 and 2019. Accumulated amortization was $1,338 and $452 at December 31, 2020 and 2019.

Advertising

Advertising costs are expensed as incurred.

Income Taxes

Shared Capital is taxed as a cooperative and is subject to the provisions of Subchapter T of the Internal Revenue Code. The Bylaws of Shared Capital require the cooperative to annually distribute net income from patronage to its members, based on their patronage with Shared Capital, at the discretion of the Board of Directors. Distributions in the form of qualified patronage dividends reduce Shared Capital’s income tax liability. However, losses in Shared Capital’s patronage business may be carried forward to offset future distributions of net income from patronage.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue Recognition

Grants and contributions revenue is recognized when Shared Capital fulfills its performance obligations required by an award.

Loan fees revenue consist of non-refundable commitment fees, which are recognized as income when a loan is approved; loan origination fees, which are recognized as income when a loan is closed; and loan servicing fees received from participating lenders/investors and organizations for whom Shared Capital services loans, which are recognized as income when earned.

Estimates

Management uses estimates and assumptions in preparing financial statements. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could differ from those estimates.

Date of Management’s Review

Management has evaluated subsequent events through April 15, 2021, the date which the financial statements were available to be issued.

The COVID-19 outbreak in the United States that escalated in spring 2020 has resulted in possible economic hardships for Shared Capital’s borrowers, investors, and funders. This development could potentially have an adverse effect on Shared Capital’s future revenue. However, the financial impact and duration cannot be reasonably estimated at this time.

NOTE 2 - CONCENTRATION OF CREDIT RISK

Shared Capital maintains cash balances at three financial institutions located throughout the United States. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $250,000. At December 31, 2020 and 2019, Shared Capital’s uninsured cash balances totaled approximately $2,321,570 and $1,331,000.

NOTE 3 - EQUITY IN OTHER COOPERATIVES

Shared Capital holds 5% investments in two limited liability companies which own commercial buildings that are leased to cooperatives as part of New Market Tax Credit projects. These investments are recorded at cost. The investments may not be redeemed until the New Market Tax Credit projects unwind in 2023. Shared Capital also hold $5,000 of Class B membership shares in the National Consumer Cooperative Bank, the holding company for the National Cooperative Bank.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 4 - NOTES RECEIVABLE

Recorded investments in loans by portfolio segment at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Cooperative housing mortgage loans	$4,534,441	$3,388,947
Cooperative business mortgage loans	834,180	615,896
Cooperative business loans	7,703,940	6,924,574
Loans to individuals to purchase cooperative housing (Share)	84,241	91,238
Total notes receivable	13,156,802	11,020,655
Less allowance for loan losses	831,900	700,439
Notes receivable - net	$12,324,902	$10,320,216

In addition to the loans summarized above, December 31, 2020 and 2019 Shared Capital serviced $3,209,270 and $3,475,689 in off-balance sheet loans, including $3,006,733 and $3,223,013 of loan participations, which have been sold to other lenders and loan funds administered for other organizations.

Descriptions of the loan portfolio segments are as follows:

●	Cooperative housing mortgage loans are loans for multifamily housing properties secured by a mortgage.

●	Cooperative business mortgage loans are loans for commercial real estate secured by a mortgage.

●	Cooperative business loans are loans secured by other business assets excluding real estate.

●	Loans to individuals are loans to purchase cooperative housing.

The change in the allowance for loans losses in 2020 and 2019 consisted of the following:

	2020	2019
Beginning allowance	$700,439	$997,441
Loans written off	(121,638)	(680,964)
Increase in provision for loan losses	253,099	383,962
Ending allowance	$831,900	$700,439

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 4 - NOTES RECEIVABLE (continued)

The allowance for loan losses by portfolio segment at December 31, 2020 and 2019 was as follows:

	Cooperative housing mortage loans	Cooperative business mortgage loans	Cooperative business loans	Loans to individuals (Share)	Total
Beginning allowance	$477,778	$137,727	$79,563	$5,371	$700,439
Loans written off	-	-	(121,638)	-	(121,638)
Increase (decrease)	(367,066)	(105,702)	730,817	(4,950)	253,099

2020 Ending allowance	$110,712	$32,025	$688,742	$421	$831,900
Beginning allowance	$318,878	$91,922	$583,056	$3,585	$997,441
Loans written off	-	-	(680,964)	-	(680,964)
Increase	158,900	45,805	177,471	1,786	383,962

2019 Ending allowance	$477,778	$137,727	$79,563	$5,371	$700,439

The aging of loans by portfolio segment at December 31, 2020 and 2019 was as follows:

	Cooperative housing mortage loans	Cooperative business mortgage loans	Cooperative business loans	Loans to individuals (Share)	Total
Current	$4,534,442	$834,180	$7,703,939	$84,241	$13,156,802
31 - 90	-	-	-	-	-
90 + days	-	-	-	-	-
2020 Total	$4,534,442	$834,180	$7,703,939	$84,241	$13,156,802

Current	$3,388,947	$615,896	$6,924,574	$91,238	$11,020,655
31 - 90	-	-	-	-	-
90 + days	-	-	-	-	-
2019 Total	$3,388,947	$615,896	$6,924,574	$91,238	$11,020,655

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 4 - NOTES RECEIVABLE (continued)

The credit quality of loans receivable at December 31, 2020 and 2019 was as follows:

	Cooperative housing mortage loans	Cooperative business mortgage loans	Cooperative business loans	Loans to individuals (Share)	Total
A	$2,087,154	$-	$159,826	$84,241	$2,331,221
B	1,851,630	484,180	1,420,423	-	3,756,233
C	505,476	350,000	3,836,725	-	4,692,201
D	90,182	-	1,509,109	-	1,599,291
E	-	-	374,635	-	374,635
F	-	-	65,141	-	65,141
G	-	-	338,080	-	338,080
2020 Total	$4,534,442	$834,180	$7,703,939	$84,241	$13,156,802

A	$1,391,165	$33,292	$180,962	$91,238	$1,696,657
B	1,474,959	582,604	1,194,652	-	3,252,215
C	431,800	-	3,140,042	-	3,571,842
D	91,023	-	1,601,462	-	1,692,485
E	-	-	510,986	-	510,986
F	-	-	89,342	-	89,342
G	-	-	207,128	-	207,128
2019 Total	$3,388,947	$615,896	$6,924,574	$91,238	$11,020,655

The categories used to assess the risk profile within the loan portfolio are as follows:

Category	Description of Creditworthiness	Commercial	Share
A+	Highest credit quality, borrower is stable and reliable	0%	0%
A	Borrower is stable and reliable	1%	0.5%
B	Good borrower, but some recent internal or external changes	3%	2%
C	Good borrower, but recent significant internal or external changes	5%	3%
D	Borrower is either rebounding or heading into a period of significant difficulties	10%	6%
E	Relatively weak borrower facing some internal or external challenges	15%	10%
F	Weak borrower facing significant challenges	25+ %	25+ %
G	Doubtful	Up to 100%	Up to 100%

Loans are considered impaired if it is likely that at least some of the principal and interest payments will not be collected. All loans are individually reviewed for impairment. One business loan totaling $121,638 was written off as impaired in 2020. Two business loans totaling $680,964 were written off as impaired in 2019.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Leasehold improvements	$11,321	$11,321
Office equipment and furniture	51,426	55,178
Property and equipment	62,747	66,499
Less accumulated depreciation	42,810	36,568
Property and equipment - net	$19,937	$29,931

Depreciation expense for 2020 and 2019 was $13,174 and $11,300.

NOTE 6 - INTANGIBLE ASSETS

Intangible assets at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Intangible assets	$44,656	$44,656
Less accumulated amortization	28,810	26,150
Intangible assets - net	$15,846	$18,506

Amortization expense for 2020 and 2019 was $2,660 and $2,430.

NOTE 7 - LINE OF CREDIT

Shared Capital has a $500,000 line of credit with National Cooperative Bank secured by cash deposits, which was established in 2017 and renewed in 2019. The line of credit expires in June 2021. It bears an interest rate of 30-day LIBOR Rate plus 225 basis points. There was no outstanding balance on the line of credit at December 31, 2020 and 2019.

NOTE 8 - LEASE ARRANGEMENTS

Shared Capital leases office space in St. Paul, Minnesota under an operating lease that expires in July 2022. Shared Capital also leases workspace in a shared office in Northampton, Massachusetts under a month-to-month arrangement.

Rent expense was $38,859 and $36,706 for 2020 and 2019. Future minimum lease payments are $31,100 and $18,550 for 2021 and 2022.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 9 - LONG-TERM DEBT

Long-term debt normally consists of various notes payable to institutional investors, other cooperatives, and individuals.

Long-term debt at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Senior loans payable	$6,620,167	$4,475,567
Subordinate loans payable	5,643,090	5,699,120
Sub-subordinate loans payable	500,000	500,000
Paycheck Protection Program loan	103,321	-
Long-term debt	12,866,578	10,674,687
Less loan costs	8,980	9,866
Long-term debt net of loan costs	$12,857,598	$10,664,821

Long-term debt at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Due on demand	$1,645,820	$448,505
Due in 2021	1,863,705	-
Due in 2020	-	3,727,787
Long-term debt net of current portion and loan costs	9,348,073	6,488,529
Long-term debt net of loan costs	$12,857,598	$10,664,821

Future minimum principal payments on long-term debt consist of the following:

2020
Due on demand	$1,645,820
2021	1,863,705
2022	1,547,912
2023	1,776,813
2024	1,793,476
2025	840,662
Thereafter	3,398,190
Long-term debt	$12,866,578

The notes payable at December 31, 2020 and 2019 have interest rates ranging from 0% to 5.5%, are unsecured, and mature through 2034.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 9 - LONG-TERM DEBT (continued)

In April 2020, the Cooperative applied for a Paycheck Protection Program (PPP) loan as part of the Coronavirus Aid, Relief, and Economic Security Act (CARES Act) implemented by the United States Small Business Administration (SBA) to help cover payroll costs, rent, and utilities during the COVID-19 outbreak. The Cooperative received a 1% interest loan from this program, repayable over 24 months, in the amount of $103,321. If the Cooperative is able to meet certain criteria set forth by the CARES Act, the loan may qualify for partial or full forgiveness as long as the loan is used keep employees and pay eligible costs during the eligible period after receiving the loan. The Cooperative intends to apply for forgiveness in 2021.

The Cooperative must retain PPP documentation in its files for six years after the date the loan is forgiven or repaid in full and permit authorized representatives of SBA to access such files upon request. SBA may review any loan at any time at its discretion. Therefore, SBA may review the Cooperative’s good-faith certification concerning the necessity of its loan request, whether the Cooperative calculated the loan amount correctly, whether the Cooperative used loan proceeds for the allowable uses specified in the CARES Act, and whether the Cooperative is entitled to loan forgiveness in the amount claimed on its application. If SBA determines the Cooperative was ineligible for the loan or for forgiveness in whole or in part, SBA will seek repayment of the outstanding loan balance.

NOTE 10 - FUNDS HELD FOR OTHERS

Shared Capital has an agreement with NASCO Development Services (NDS) to provide loan servicing functions for its Kagawa Fund. Shared Capital accumulates principal and interest collections, net of remitting interest due to investors of the Kagawa Fund, for use in providing additional loans on behalf of Kagawa Fund. NDS and the Kagawa Fund investors bear all risk of loss pertaining to these loans. Shared Capital receives a servicing fee for administering the portfolio and closing and origination fees on new loans issued.

At December 31, 2020 and 2019, Shared Capital held $324,749 and $283,396 in funds payable to NDS and available for lending. At December 31, 2020 and 2019, Shared Capital was servicing $202,537 and $252,676 of loans for the Kagawa Fund, which were not recorded on Shared Capital’s balance sheets.

NOTE 11 - PREFERRED STOCK

At the discretion of the Board of Directors, Shared Capital may pay holders of preferred stock an annual dividend of up to 8% in the form of cash, additional shares of preferred stock, or equity credits. The preferred stock has no voting rights and shares may only be transferred upon the approval of the Board of Directors. The preferred stock has a liquidation preference over other equity. No preferred stock dividends were declared during 2020 and 2019.

Shared Capital has an agreement with an investor that allows the investor to redeem all or part of its $500,000 of preferred stock under certain conditions beginning in April 2021.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 12 - PATRONAGE DIVIDEND

Shared Capital’s Board of Directors declared a nonqualified patronage dividend on 2020 earnings in the amount of $29,726. The dividend was recorded as a component of retained patronage on the balance sheets. The dividend will not be tax deductible to Shared Capital until the year the cash is disbursed to the cooperative’s members.

NOTE 13 - RETIREMENT PLAN

Shared Capital has established a salary reduction retirement plan with matching contributions for participating employees. The plan has received IRS approval under Section 408(p) of the Internal Revenue Code. The plan covers all employees who have met certain service requirements. Shared Capital will match the elective contributions of an employee in an amount not exceeding 3% of the employee’s compensation. Matching contributions totaled $12,217 and $11,489 for 2020 and 2019.

NOTE 14 - INCOME TAXES

The provision for income taxes for 2020 and 2019 was comprised of the following:

	2020	2019
Current federal income tax expense	$-	$-
Current state income tax expense	(17,998)	(656)
Deferred income tax (expense) benefit	(160,000)	21,000
Provision for income taxes	$(177,998)	$20,344

Shared Capital has federal net operating loss carry forwards of approximately $1,600,000 that begin to expire in 2031. Additionally, Minnesota net operating loss carry forwards of approximately $1,900,000 begin to expire in 2028.

Deferred taxes consists of the future tax effects of net operating loss carryforwards and timing differences between costs recorded as expenses for financial statement purposes and deductions for income tax purposes.

Shared Capital’s total deferred tax asset, valuation allowance, and total deferred tax liability at December 31, 2020 and 2019 consisted of the following:

	2020	2019
Total deferred tax asset	$488,000	$640,000
Valuation allowance	-	-
Total deferred tax liability	(32,000)	(24,000)
Deferred taxes	$456,000	$616,000

Realization of the deferred tax asset is primarily dependent upon sufficient future taxable income during the net operating loss carry forward period.

SHARED CAPITAL COOPERATIVE

NOTES TO FINANCIAL STATEMENTS

December 31, 2020 and 2019

NOTE 15 - MULTI-YEAR AWARD

In January 2019 Shared Capital finalized a financial arrangement with a funder, New World Foundation. New World Foundation will provide Shared Capital with a $4,000,000 forgivable loan. The award will be used to provide loans to other borrowers meeting certain conditions. $1,500,000 of this amount was received in 2019.

Upon meeting certain benchmarks, all or parts of Shared Capital’s loan payable to New World Foundation will be forgiven in future years. Under the terms of its agreement with a subrecipient organization, Project Equity, Shared Capital will retain 40% of any funds that are forgiven, and the other 60% will be allocated to Project Equity. None of the loans were forgiven in 2020 and 2019.

New World Foundation is also providing a $1,000,000 multi-year grant award to Shared Capital. 60% of the award will be allocated to a subrecipient organization, Project Equity. For 2020 and 2019, $325,000 and $325,000 of the award was recognized as grants and contributions revenue for Shared Capital, and $210,000 and $165,000 was contributed to Project Equity.

NOTE 16 - RELATED PARTIES

Several directors of Shared Capital are employed by, or are directors of, Shared Capital member organizations or other organizations that borrow from, lend to, or hold common or preferred stock in Shared Capital. Several Shared Capital directors as well as several staff members are members of the cooperative’s individual class of members and hold common stock, and may also lend to Shared Capital.

Several staff members are directors of member organizations or other organizations that borrow from, lend to, or hold common or preferred stock in Shared Capital. A director of Shared Capital is an employee of a cooperative that is a member of one of the two LLCs in which Shared Capital holds an equity investment. A non-director member of Shared Capital’s finance committee is an employee of a cooperative that is a member of the other LLC.

Such activities were in the ordinary course of business at normal credit terms, including interest rates and collateralization, and do not represent more than a normal risk of collection.

Significant related party activities for 2020 and 2019 are summarized as follows:

	2020	2019
Equity and deposits in related parties	$154,560	$154,560
Notes receivable from related parties	329,862	586,307
Long-term debt payable to related parties	410,696	524,519
Preferred stock held by related parties	440,159	167,159
Interest income earned from related parties	31,052	45,516
Interest expense incurred to related parties	11,057	15,647

Additionally, an employee of National Cooperative Bank, from which Shared Capital has a line of credit disclosed in Note 7, is a member of Shared Capital’s loan committee.

NOTE 17 - COMMITMENTS

As of December 31, 2020, Shared Capital has made commitments of approximately $846,000 to lend funds in the normal course of business to meet the financing needs of its members. These are commitments to extend credit that involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the financial statements.

PART III - EXHIBITS

INDEX TO EXHIBITS

Description of Exhibits:

Exhibit 2(a)(i):	Articles of Incorporation as Restated
Exhibit 2(a)(ii):	All Amendments to Articles of Incorporation after Restatement
Exhibit 2(b):	Bylaws in Effect as of the Date of this Offering Statement
Exhibit 3(a):	Form of Investment Note
Exhibit 4(a):	Form of Shared Capital Cooperative Subscription Agreement for Class A Preferred Stock
Exhibit 4(b):	Form of Shared Capital Cooperative Subscription Agreement for an Investment Note
Exhibit 6(a):	CDFI Fund Assistance Agreement (1/27/2021)
Exhibit 6(b):	CDFI Fund 2021 RRP Assistance Agreement
Exhibit 11:	Auditor Letter of Consent
Exhibit 12:	Opinion of Counsel re: Legality of Securities Offered

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Saint Paul, State of Minnesota, on September 28, 2021.

SHARED CAPITAL COOPERATIVE

by

/s/ Christina Jennings

Executive Director

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

(Signature)	/s/ Christina Jennings
(Title)	Executive Director
(Date)	September 28, 2021

(Signature)	/s/ Mark Downey
(Title)	Director of Finance and Operations
(Date)	September 28, 2021

(Signature)	/s/ Alex Betzenheimer
(Title)	President and Director
(Date)	September 28, 2021

(Signature)	/s/ Gail Patrice Anthony Lockert
(Title)	Vice President and Director
(Date)	September 28, 2021

(Signature)	/s/ Dana Curtis
(Title)	Treasurer and Director
(Date)	September 28, 2021

(Signature)	/s/ Repa Mekha
(Title)	Secretary and Director
(Date)	September 28, 2021

(Signature)	/s/ Pamela Standing
(Title)	Director
(Date)	September 28, 2021

(Signature)	/s/ Holly Jo Sparks
(Title)	Director
(Date)	September 28, 2021

(Signature)	/s/ Thomas Beckett
(Title)	Director
(Date)	September 28, 2021

III-2